Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of September 23, 2013, by and among PROASSURANCE CORPORATION, a Delaware corporation (“ProAssurance”), PA MERGER COMPANY, a Pennsylvania corporation and a wholly-owned subsidiary of ProAssurance (“NEWCO”), and EASTERN INSURANCE HOLDINGS, INC., a Pennsylvania corporation (“Eastern”).

WITNESSETH:

WHEREAS, ProAssurance is an insurance holding company which provides, through its insurance subsidiaries, medical professional liability and other property and casualty insurance;

WHEREAS, Eastern is an insurance holding company which provides, through its subsidiaries, workers’ compensation insurance and workers’ compensation reinsurance for alternative market programs (the “Business”); and

WHEREAS, the Boards of Directors of ProAssurance, NEWCO and Eastern have determined that it is in the interests of their respective companies for ProAssurance to acquire Eastern through the consummation of the business combination transaction provided for in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound by this Agreement, the parties to this Agreement agree as follows:

ARTICLE 1

THE MERGER

1.1 Merger. Subject to the terms and conditions of this Agreement and in accordance with the applicable provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), at the Effective Time (as defined in Section 1.2 of this Agreement), NEWCO shall merge with and into Eastern (the “Merger”). Eastern shall be the surviving corporation in the Merger, and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania. Upon consummation of the Merger, the separate corporate existence of NEWCO shall terminate.

1.2 Effective Time. Subject to the provisions of this Agreement, and in connection with the Closing, articles of merger (the “Articles of Merger”) will be filed with the Department of State of the Commonwealth of Pennsylvania (the “Pennsylvania Department of State”) pursuant to Section 1926 and 1927 of the PBCL. The parties will make all other filings or recordings as may be required under the PBCL, and the Merger will become effective when the Articles of Merger are filed in the office of the Pennsylvania Department of State, or at such later date or time as NEWCO and Eastern agree and specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

1.3 Effects of Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Articles of Merger and the PBCL, including but not limited to Section 1929 of the PBCL. At the Effective Time, (i) all rights, franchises, licenses and interests of NEWCO in and to every type of property, real, personal and mixed, and all choses in action of NEWCO shall continue unaffected and uninterrupted by the Merger and shall accrue to Eastern; (ii) all rights, franchises, licenses and interests of Eastern in and to every type of property, real, personal and mixed, and all choses in action of Eastern shall continue unaffected and uninterrupted by the Merger and shall continue to accrue to Eastern; (iii) all obligations and liabilities of Eastern then outstanding shall remain obligations of Eastern; (iv) all obligations and liabilities of NEWCO then outstanding shall become and be obligations of Eastern; and (v) no action or proceeding then pending and to which Eastern or NEWCO is a party shall be abated or discontinued but may be prosecuted to final judgment by Eastern.

1.4 Conversion of NEWCO Shares. At the Effective Time, as a result of the Merger without any action on part of the holder of any capital stock of ProAssurance, NEWCO or Eastern, each of the shares of NEWCO common stock, no par value (“NEWCO Common Stock”), issued and outstanding prior to the Effective Time shall convert into one share of common stock of Eastern, no par value (the “Eastern Common Stock”). It is the intention of the parties that, immediately after the Effective Time, ProAssurance shall own all of the issued and outstanding shares of Eastern Common Stock as the surviving corporation of the Merger.

1.5 Conversion of Eastern Capital Stock. Subject to the terms and conditions of this Agreement, the following exchange shall occur at the Effective Time:

(a) Without any action on the part of any holder of record of the shares of common stock, each share of Eastern Common Stock (including the Eastern Restricted Stock as provided in the Eastern Stock Plans (as defined in Section 1.6(a)) or pursuant to Section 1.6(d) below) shall be converted into the right to receive payment of cash to each holder of Eastern Common Stock in an amount equal to $24.50 per share of Eastern Common Stock without interest (the “Stock Consideration”).

(b) Each holder of Eastern Common Stock shall cease to have any rights as shareholders of Eastern at and after the Effective Time.

(c) Each share of Eastern Common Stock that is owned by Eastern or any Eastern Subsidiary shall automatically be cancelled and retired and shall cease to exist, and no Stock Consideration shall be delivered in exchange therefore.

1.6 Stock Options and Restricted Stock.

(a) Section 1.6 of the Eastern Disclosure Schedule (as defined in Article 3 of this Agreement) lists (i) any unexpired and unexercised options or similar rights to purchase Eastern Common Stock issued by Eastern (the “Eastern Stock Options”) pursuant to Eastern’s 2006 Stock Incentive Plan or any other plan, agreement or arrangement (the “Eastern Stock Plans”), (ii) any restricted shares of Eastern that have been or may be issued pursuant to the Eastern Stock Plans (the “Eastern Restricted Stock”), and (iii) any other stock-based amounts awarded or that are otherwise outstanding on the date of this Agreement (collectively with the Eastern Stock Options and the Eastern Restricted Stock, the “Eastern Stock Awards”). Section 1.6 of the Eastern Disclosure Schedule also sets forth: (i) with respect to each Eastern

Stock Option, as applicable, the option exercise price, the number of shares subject to the option, the date granted, vesting, and expiration of the option and indicates whether the option is either an incentive or a nonqualified stock option as those terms are used in the Code, (ii) with respect to each award of Eastern Restricted Stock, as applicable, the date of the award and the vesting schedule for such award, and (iii) any other information relating to the liabilities or amount owed under the Eastern Stock Plans.

(b) Prior to the Effective Time, the Board of Directors of Eastern (or if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, in accordance with the terms of the applicable Eastern Stock Plans, by virtue of the Merger and without any action on the part of the holders of any options or other stock-based awards, each participant in any of the Eastern Stock Plans shall fully and immediately vest in any options or other stock-based awards awarded under such Eastern Stock Plans.

(c) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Eastern Stock Option shall be converted into the right to receive an amount in cash equal to the amount by which $24.50 exceeds the exercise price per share of the Eastern Stock Option multiplied by number of shares of Eastern Common Stock previously subject to such Eastern Stock Option without interest (such amounts payable hereunder being referred to as the “Option Consideration”). From and after the Effective Time, any Eastern Stock Option converted pursuant to this Section 1.6 shall be cancelled and no longer exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Consideration.

(d) The restrictions on each share of Eastern Restricted Stock shall lapse immediately prior to, and effective upon the occurrence of, the Effective Time, and each share of Eastern Restricted Stock shall be fully vested in each holder thereof at such time, and each such share of Eastern Restricted Stock will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions hereunder as, each share of Eastern Common Stock, including the cash conversion discussed in Section 1.5 above.

(e) To the extent then in effect, after the Effective Time, all Eastern Stock Plans shall be terminated and no further Eastern Stock Options, shares of Eastern Restricted Stock, or other awards shall be granted under the Eastern Stock Plans.

1.7 Articles of Incorporation of Surviving Corporation. Subject to the terms and conditions of this Agreement, at the Effective Time, the Articles of Incorporation of Eastern then in effect shall be, and shall continue in effect as, the Articles of Incorporation of Eastern, as the surviving corporation in the Merger, until amended in accordance with applicable law.

1.8 Bylaws of Surviving Corporation. Subject to the terms and conditions of this Agreement, at the Effective Time, the Bylaws of Eastern then in effect shall be, and shall continue in effect as, the Bylaws of Eastern, as the surviving corporation in the Merger, until amended in accordance with applicable law.

1.9 Management and Officers of Surviving Corporation. At the Effective Time, the Board of Directors of Eastern and the officers of Eastern, as the surviving corporation in the Merger, shall be the persons named on Schedule 1.9 to this Agreement, until their successors are elected and qualified.

1.10 ProAssurance Common Stock. At and after the Effective Time, each share of ProAssurance Common Stock issued and outstanding immediately prior thereto shall remain an issued and outstanding share of common stock of ProAssurance and shall not be affected by the Merger.

ARTICLE 2

EXCHANGE PROCEDURES

2.1 Exchange Agent. Prior to the Closing Date, ProAssurance shall appoint a bank or trust company to act as an exchange agent (the “Exchange Agent”), who shall be acceptable to Eastern. The Exchange Agent shall effect the plan of exchange as herein provided. ProAssurance shall pay the charges and expenses of the Exchange Agent.

2.2 Exchange Procedures.

(a) Prior to the Effective Time, ProAssurance shall deposit with the Exchange Agent (the “Exchange Fund”) cash in an amount equal to the sum of the Stock Consideration and Option Consideration (collectively the “Merger Consideration”) and promptly after the Effective Time, but no later than five (5) business days following the Effective Time, Eastern shall deposit with the Exchange Agent a list of the names and addresses of each Person (as defined in Section 9.16(a) of this Agreement) who was a record holder of Eastern Common Stock immediately prior to the Effective Time or who is otherwise entitled to receive the Merger Consideration (collectively the “Merger Consideration Recipients”) and the amount of the cash payment to which each of the Merger Consideration Recipients is entitled under the plan of exchange.

(b) Promptly after the Effective Time, but no later than ten (10) business days following the Effective Time, ProAssurance will send or cause to be sent to each person who was a record holder of Eastern Common Stock immediately before the Effective Time transmittal materials for exchanging the shares of Eastern Common Stock for the Merger Consideration. Upon delivery to the Exchange Agent of the duly executed transmittal materials, including any certificates representing shares of Eastern Common Stock (the “Old Certificates”), and such other documents as the Exchange Agent may reasonably require, the holder of such shares of Eastern Common Stock and book entry shares of Eastern Common Stock shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the shares of Eastern Common Stock or book entry shares of Eastern Common Stock surrendered pursuant to the provisions of this Section 2.2 (after taking into account all shares of Eastern Common Stock then held by such holder), and the Old Certificates and book entry shares so surrendered shall forthwith be canceled. Neither ProAssurance nor Eastern, as the surviving corporation, shall be obligated to deliver the Merger Consideration to which any former record holder of Eastern Common Stock is entitled as a result of the Merger until such record holder delivers to the Exchange Agent the executed transmittal materials and, if applicable, his or her certificate or certificates representing the shares of Eastern Common Stock for exchange as provided in this Section 2.2.

(c) Promptly after the Effective Time, but no later than ten (10) business days following the Effective Time, ProAssurance will send or cause to be sent to each person who was a holder of an outstanding Eastern Stock Option or Eastern Restricted Stock that was issued in book entry form only, the payment to which such person is entitled with respect to such Eastern Stock Option or Eastern Restricted Stock under the provisions of Section 1.5(a) and 1.6(c).

(d) Any other provision of this Agreement notwithstanding, none of Eastern, ProAssurance or the Exchange Agent shall be liable to any Merger Consideration Recipient for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

(e) At the Effective Time, the stock transfer books of Eastern shall be closed as to holders of Eastern Common Stock immediately prior to the Effective Time, and no transfer of Eastern Common Stock by any such record holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of this Section 2.2, each certificate theretofore representing shares of Eastern Common Stock shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration provided in this Agreement in exchange therefor.

2.3 Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holder of Eastern Common Stock for six (6) months after the Effective Time shall be delivered to ProAssurance, upon demand, and any holder of Eastern Common Stock who has not theretofore complied with this Agreement shall thereafter look only to ProAssurance for payment of their claim for distributions with respect to the Merger Consideration.

2.4 Withholding. ProAssurance or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any Merger Consideration Recipient such amounts as ProAssurance (or any affiliate) or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by ProAssurance or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Merger Consideration Recipient in respect of whom such deduction and withholding were made by ProAssurance or the Exchange Agent.

2.5 Lost or Stolen Certificates. If any holder of Eastern Common Stock is unable to deliver the Old Certificate which represents such shares of Eastern Common Stock, the Exchange Agent, in the absence of actual notice that any such shares have been acquired by a bona fide purchaser, shall deliver to such holder the Merger Consideration to which the holder of Eastern Common Stock is entitled for such shares upon presentation of the following: (i) a sworn affidavit or other evidence reasonably satisfactory to the Exchange Agent and ProAssurance that any such certificate has been lost, wrongfully taken or destroyed; (ii) such security or indemnity as may be reasonably requested by the Exchange Agent or ProAssurance to indemnify and hold ProAssurance and the Exchange Agent harmless, and (iii) evidence satisfactory to the Exchange Agent and ProAssurance that such person is the owner of the shares theretofore represented by each certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such certificate for exchange pursuant to this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF Eastern

Eastern represents and warrants to ProAssurance that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Article), except (i) as set forth in any Eastern SEC Reports filed prior to the date of this Agreement (excluding the “Risk Factors” and “Forward Looking Statements” sections of such Eastern SEC Reports), (ii) as set forth in the disclosure schedule delivered by Eastern to ProAssurance on the date hereof and initialed by the parties (the “Eastern Disclosure Schedule”), (iii) for any changes to the Eastern Disclosure Schedule that are disclosed by Eastern to ProAssurance in accordance with Section 6.6(b) of this Agreement, or (iv) to the extent such representations and warranties speak as of an earlier date or with respect to a specific period. Nothing in the Eastern Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Eastern Disclosure Schedule identifies the exception with reasonable particularity; provided, however, (i) if a specific cross-reference is made in the Eastern Disclosure Schedule to an article or section of this Agreement or to a particular section of the Eastern Disclosure Schedule, such information is deemed to have been disclosed with respect to such other article or section of this Agreement, and (ii) the mere inclusion of an exception in the Eastern Disclosure Schedule shall not be deemed an admission by Eastern that such exception represents a material fact, event or circumstance or would result in an Material Adverse Effect or material adverse change. The Eastern Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article.

3.1 Corporate Organization. Eastern is a corporation duly organized, validly existing, and subsisting under the laws of the Commonwealth of Pennsylvania and is not delinquent in filing any reports required to be filed in order to maintain its existence or domiciliary, as the case may be. Eastern has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined in Section 9.16(a) of this Agreement) on Eastern.

3.2 Subsidiaries.

(a) Section 3.2(a) of the Eastern Disclosure Schedule sets forth the name and state or jurisdiction (including any foreign jurisdictions) of incorporation or organization of each Subsidiary (as defined in Section 9.16(a) of this Agreement) of Eastern (separately a “Eastern Subsidiary” and collectively, the “Eastern Subsidiaries”). Each Eastern Subsidiary (i) is duly organized and validly existing as a corporation under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Eastern, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

(b) Section 3.2(b) of the Eastern Disclosure Schedule identifies each Eastern Subsidiary that offers insurance and the states or other jurisdictions in which they are authorized or licensed to conduct business, and the type of insurance products that they are authorized or licensed to offer in each such state (each a “Eastern Insurance Subsidiary” and collectively “Eastern Insurance Subsidiaries”). The Eastern Insurance Subsidiaries do not offer any insurance products in any jurisdiction where they are neither authorized nor licensed to offer such insurance products. The business of the Eastern Insurance Subsidiaries has been and is being conducted in compliance with all of its licenses in all material respects. All of such licenses are in full force and effect and there is no proceeding or investigation pending or, to the Knowledge of Eastern, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of such license.

(c) Except as set forth in Section 3.2(c) of the Eastern Disclosure Schedule, Eastern is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the Eastern Subsidiaries. There are no irrevocable proxies granted by Eastern or any Eastern Subsidiary with respect to such shares. There are no equity securities of any of the Eastern Subsidiaries that are or may become required to be issued by reason of any option, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any of the Eastern Subsidiaries except shares of the Eastern Subsidiaries issued to other wholly owned Eastern Subsidiaries. There are no contracts, commitments, understandings or arrangements by which any of the Eastern Subsidiaries is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares. All of the shares of the Eastern Subsidiaries described in the first sentence of this Section 3.2(c) are validly issued, fully paid and nonassessable and free of preemptive rights, and are owned by Eastern or a Eastern Subsidiary free and clear of any and all Liens (as defined in Section 9.16(a) of this Agreement) and free and clear of any claim, right or option to acquire any such shares.

(d) No Eastern Subsidiary is the record or beneficial owner of any shares of Eastern Common Stock.

3.3 Corporate Affairs.

(a) Eastern has made available to ProAssurance correct and complete copies of the Articles of Incorporation and Bylaws of Eastern and each of the Eastern Subsidiaries (as amended to date). Eastern has made available to ProAssurance all of the minute books containing the records of the meetings of the shareholders, the board of directors and any committee of the board of directors of Eastern and each of the Eastern Subsidiaries (except for confidential portions of such minutes relating to the Merger, but provided that the availability of such information is subject to Section 6.2 of this Agreement. The minute books of Eastern and the Eastern Subsidiaries reflect all of the material actions taken by each of their respective Boards of Directors (including each committee thereof) and shareholders ) that occurred on or after January 1, 2007. Eastern has made available to ProAssurance all of the stock ledgers of Eastern and the Eastern Subsidiaries.

(b) The books and records of Eastern and each of the Eastern Subsidiaries (i) are and have been properly prepared and maintained in form and substance adequate for preparing audited consolidated financial statements, in accordance with generally accepted accounting principles in the United States consistently applied (“GAAP”) and any other applicable legal and accounting requirements, (ii) reflect only actual transactions, and (iii) fairly and accurately reflect all assets and liabilities of Eastern and each of the Eastern Subsidiaries and all contracts and other transactions to which Eastern or any of the Eastern Subsidiaries is or was a party or by which Eastern or any of the Eastern Subsidiaries or any of their respective businesses or assets is or was affected.

(c) The minute books and stock ledgers of Eastern accurately and completely list and describe all issuances, transfers and cancellations of shares of capital stock of Eastern. The minute books and stock ledgers of each Eastern Subsidiary accurately and completely list and describe all issuances, transfers and cancellations of shares of capital stock of such Eastern Subsidiary.

(d) No provision in Eastern’s Articles of Incorporation, Bylaws or in any resolution by Eastern’s board of directors entitles or will entitle any shareholder of Eastern with any dissenter’s rights.

3.4 Capitalization. The authorized capital stock of Eastern consists of 25,000,000 shares, with said shares divided into two classes. One class of said shares consists of 5,000,000 shares of Series A Preferred Stock, no par value (“Eastern Preferred Stock”). The other class of said shares consists of 20,000,000 shares of Eastern Common Stock. As of August 1, 2013, 7,916,333 shares of Eastern Common Stock were issued and outstanding (including 747,500 shares held by the ESOP) and 4,017,105 shares of Eastern Common Stock were issued but not outstanding. No shares of Eastern Preferred Stock were issued and outstanding or issued but not outstanding. All of the issued and outstanding shares of Eastern Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. As of the date of this Agreement, Eastern does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Eastern Preferred Stock, Eastern Common Stock, or any other equity securities of Eastern or any securities representing the right to purchase or otherwise receive any shares of Eastern Preferred Stock, Eastern Common Stock, or any other equity securities of Eastern except for the Eastern Stock Options. As of August 1, 2013, no shares of Eastern Preferred Stock and Eastern Common Stock were reserved for issuance, except for 1,031,400 shares of Common Stock reserved for issuance upon the exercise of Eastern Stock Options outstanding under the Eastern Stock Plans. Since July 31, 2013, Eastern has not issued any shares of Eastern Common Stock or other equity securities of Eastern, or any securities convertible into or exercisable for any shares of Eastern Common Stock or other equity securities of Eastern, other than as contemplated by this Agreement or pursuant to the exercise of outstanding Eastern Stock Options granted prior to such date.

3.5 Authority; No Violation; Consents and Approvals.

(a) Eastern has full corporate power and authority to execute and deliver this Agreement and, subject to adoption and approval of this Agreement by the requisite vote of the Eastern shareholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of Eastern. The Board of Directors of Eastern, at a meeting duly called and held at which all of the directors of Eastern were present, duly and unanimously adopted resolutions approving this Agreement, the Merger and the other transactions contemplated by this Agreement, proposing the Merger in accordance with Section 1922 of the PBCL by adopting a resolution approving this Agreement as a plan of merger for the purposes of Section 1922 of the PBCL, directing that this Agreement be submitted to a vote at a meeting of Eastern’s shareholders entitled to vote hereon and recommending that Eastern’s shareholders approve this Agreement (including approval of this Agreement by the shareholders entitled to vote thereon so the Agreement is adopted for the purposes of Section 1924 of the PBCL), which resolutions have not, except after the date of this Agreement as permitted by Section 6.8, been rescinded, modified or withdrawn in any way. Except for the adoption of this Agreement by the affirmative vote of a majority of the votes cast by the holders of Eastern Common Stock, no other corporate proceedings on the part of Eastern are necessary to approve this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Eastern and (assuming due authorization, execution and delivery by NEWCO and ProAssurance and the receipt of all Requisite Regulatory Approvals (as defined in Section 7.1(b) of this Agreement)) constitutes a valid and binding obligation of Eastern, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity. On or prior to the date of this Agreement, the Board of Directors of Eastern received the opinion of Keefe Bruyette & Woods, Inc. that the Merger Consideration is fair to the shareholders of Eastern from a financial point of view.

(b) Neither the execution and delivery of this Agreement by Eastern nor the consummation by Eastern of the transactions contemplated by this Agreement, nor compliance by Eastern with any of the terms or provisions of this Agreement, will (i) violate any provision of the Articles of Incorporation or Bylaws of Eastern, each as amended or (ii) assuming that all Requisite Regulatory Approvals and all of the consents and approvals referred to in Section 3.5(c) of this Agreement are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Eastern or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Eastern under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Eastern is a party, or by which it or any of its properties or assets may be bound or affected, except (in the case of clause (y) above) as set forth in

Section 3.5(b)(ii)(y) of the Eastern Disclosure Schedule, or for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on Eastern.

(c) Except for (i) the filing of applications, notices and forms with, and the obtaining of approvals from, the Insurance Regulators (as defined in Section 9.16(a) of this Agreement) pursuant to the Insurance Laws (as defined in Section 9.16(a) of this Agreement), with respect to the transactions contemplated by this Agreement, (ii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of shareholders of Eastern to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”), (iii) the filing of the Articles of Merger with the Pennsylvania Department of State pursuant to the PBCL, (iv) the filing of a notification and report form (the “HSR Act Report”) with the Pre Merger Notification Office of the Federal Trade Commission and with the Antitrust Division of the Department of Justice (collectively, the “Pre-Merger Notification Agencies”) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act, as amended, and the rules and regulations thereunder (collectively, the “HSR Act”), (v) consents, authorizations, orders and approvals required under the HSR Act, and (vi) the approval of this Agreement by the requisite votes of the shareholders of Eastern and the shareholder of NEWCO, no consents or approvals of, or filings or registrations with any Governmental Authority (as defined in Section 9.16(a) of this Agreement), or with any other Person are necessary in connection with the execution and delivery by Eastern of this Agreement or the consummation by Eastern of the transactions contemplated by this Agreement.

(d) No shareholder of Eastern or any Eastern Subsidiary shall have any pre-emptive rights under applicable law with respect to, or as a result of, the transactions contemplated by this Agreement (including the Merger).

3.6 Insurance Reports.

(a) “Eastern SAP Statements” means (i) the annual statutory statements of the Eastern Insurance Subsidiaries (excluding Eastern Re Ltd., SPC) filed with the Insurance Regulator of its state of domicile for each of the years ended December 31, 2012, 2011 and 2010, (ii) the quarterly statutory statements of the Eastern Insurance Subsidiaries (excluding Eastern Re Ltd., SPC) filed with the Insurance Regulator of its state of domicile for each quarterly period in 2013 and for each quarterly period ending after the date of this Agreement, and (iii) all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection with such annual statutory statements and quarterly statutory statements.

(b) All such Eastern SAP Statements were and will be prepared (i) in conformity with statutory accounting practices prescribed or permitted by the Insurance Regulator of its state or jurisdiction of domicile consistently applied (“SAP”) and (ii) in accordance with the books and records of Eastern and the Eastern Insurance Subsidiaries. Eastern Re Ltd., SPC is required to file financial statements with the Cayman Islands Monetary Authority that are prepared in accordance with GAAP (the “Eastern Re Statements”). The Eastern SAP Statements, when read in conjunction with the notes thereto and any statutory audit reports relating thereto, present, and will present, fairly in all material respects the statutory financial condition and results of operations of the Eastern Insurance Subsidiaries for the dates and periods indicated and are consistent with the books and records of the Eastern Insurance Subsidiaries. The annual statutory balance sheets and income statements included in the Eastern SAP Statements and the Eastern Re Statements have been, and will be, where required by Insurance Laws, audited by an independent accounting firm of recognized national reputation. In accordance with Section 3.6(c) hereof, Eastern has made available to ProAssurance true and correct copies of all audit opinions on the Eastern SAP Statements and the Eastern Re Statements.

(c) Since December 31, 2009, Eastern and the Eastern Insurance Subsidiaries (i) have filed or submitted with all applicable Insurance Regulators, all registration statements, notices and reports, together with all exhibits and amendments thereto under the Insurance Laws applicable to insurance holding companies (the “Eastern Holding Company Act Reports”), (ii) have filed all Eastern SAP Statements with the Insurance Regulator for its state of domicile, (iii) have filed all Eastern Re Statements with the Insurance Regulator for its foreign domicile, (iv) have filed all other reports and statements, together with all amendments and supplements thereto, required to be filed with any Insurance Regulator under the Insurance Laws, and (v) have paid all fees and assessments due and payable by them under the Insurance Laws. Section 3.6(c) to the Eastern Disclosure Schedule sets forth a list of, and Eastern has made available to ProAssurance, accurate and complete copies of, all Eastern SAP Statements, Eastern Re Statements, Eastern Holding Company Act Reports and all other reports and statements filed by Eastern or any of the Eastern Subsidiaries with any Insurance Regulator for periods ending and events occurring, after December 31, 2009, and prior to the Closing Date (as defined in Section 9.1 of this Agreement), and the latest requests for approval of a rate increase in each state or other jurisdiction in which the Eastern Insurance Subsidiaries write insurance. All such Eastern SAP Statements, Eastern Re Statements, Eastern Holding Company Act Reports and other reports and statements complied in all material respects with the Insurance Laws when filed and, as of their respective dates, contained all information required under the Insurance Laws and did not contain any false statements or material misstatements of fact or omit to state any material facts necessary to make the statements set forth therein not materially misleading in light of the circumstances in which such statements were made. No deficiencies have been asserted by any Governmental Authority with respect to such Eastern SAP Statements, Eastern Re Statements, Eastern Holding Company Act Reports and other reports and statements.

(d) Section 3.6(d) of the Eastern Disclosure Schedule lists all financial examinations that any Insurance Regulator has conducted with respect to Eastern or the Eastern Insurance Subsidiaries since December 31, 2009. Eastern has made available to ProAssurance correct and complete reports issued by the applicable Insurance Regulator with respect to such financial examinations. There are no regulatory examinations of Eastern or the Eastern Insurance Subsidiaries currently in process. There is no unresolved violation, criticism, or exception by any Insurance Regulator with respect to any examinations of Eastern or the Eastern Insurance Subsidiaries.

(e) Neither Eastern nor any of the Eastern Insurance Subsidiaries has received from any Person any Notice on Form A or such other form as may be prescribed under applicable law indicating that such Person intends to make or has made a tender offer for or a request or invitation for tenders of, or intends to enter into or has entered into any agreement to exchange securities for, or intends to acquire or has acquired (in the open market or otherwise), any voting security of Eastern, if after the consummation thereof such Person would directly or indirectly be in control of Eastern or the Eastern Insurance Subsidiaries, nor is any of Eastern or the Eastern Insurance Subsidiaries aware of any person that is or may be required to make any such filing as a result of the acquisition of control of the Eastern Insurance Subsidiaries or the intent to acquire control of the Eastern Insurance Subsidiaries.

(f) Since January 1, 2010, Eastern and each of the Eastern Insurance Subsidiaries have complied with all reporting requirements of the National Council on Compensation Insurance, the Indiana Compensation Rating Bureau and the Pennsylvania Compensation Rating Bureau, as applicable.

3.7 SEC Reports and Financial Statements of Eastern.

(a) Eastern has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2010. Eastern has delivered to ProAssurance (except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) two days prior to the date of this Agreement) copies in the form filed with the SEC of (i) Eastern’s Annual Reports on Form 10-K for each fiscal year of Eastern commencing after December 31, 2009 (ii) Eastern’s Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of Eastern commencing after December 31, 2009, (iii) all proxy statements relating to Eastern’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since December 31, 2009, (iv) all certifications and statements required by Rule 13a-14 or 15d-14 under the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder (the “Exchange Act”) or 18 U.S.C. § 1350 (Section 906 of the Sarbanes-Oxley Act of 2002 (“SOX”)) with respect to any report referred to in clause (i) and (ii) of this sentence, (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to ProAssurance pursuant to this Section 3.7(a)) filed by Eastern with the SEC since January 1, 2010 (the forms, reports, registration statements and other documents referred to in clauses (i)-(v) of this sentence together with any and all amendments thereto are, collectively, the “Eastern SEC Reports” and, to the extent available in full without redaction on the SEC’s web site through EDGAR two days prior to the date of this Agreement, are, collectively, the “Eastern Filed SEC Reports”), and (vi) all comment letters received by Eastern from the Staff of the SEC since January 1, 2010 and all responses to such comment letters by or on behalf of Eastern.

(b) Except as set forth in Section 3.7(b) of the Eastern Disclosure Schedule, the Eastern SEC Reports (i) were or will be prepared in accordance with the requirements of the Securities Act of 1933, as amended and the rules and regulations thereunder (the “Securities Act”) and the Exchange Act and the rules and regulations thereunder, as the case may be, in all material respects, and (ii) did not at the time they were filed with the SEC, or will not at the time they are filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 3.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(c) Eastern has established and maintains disclosure controls and procedures (as such term is defined in Section 13(b)(2)(B) and Rule 13a-15(e) under the Exchange Act). Such disclosure controls and procedures: (i) are designed to ensure that material information relating to Eastern and its Subsidiaries is made known to Eastern’s chief executive officer and its chief financial officer by others within those entities, particularly during the periods in which Eastern’s reports and filings under the Exchange Act are being prepared, (ii) have been evaluated for effectiveness as of the end of the most recent annual period reported to the SEC, and (iii) are effective to perform the functions for which they were established. Neither the auditors of Eastern nor the Audit Committee of the Board of Directors of Eastern have been advised of: (x) any significant deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting (as such term is defined in Section 13(b)(2)(B) and Rule 13a-15(f) of the Exchange Act) of Eastern and its Subsidiaries which could adversely affect Eastern’s ability to record, process, summarize and report financial data, and (y) any fraud, whether or not material, that involves management or other employees who have a role in the internal controls over financial reporting of Eastern and its Subsidiaries. Since the date of the most recent evaluation of such internal controls over financial reporting and procedures, there have been no significant changes in internal controls over financial reporting or in other factors that could significantly affect such internal controls over financial reporting, including any corrective actions with regard to significant deficiencies and material weaknesses.

(d) The financial statements of Eastern and the Eastern Subsidiaries included in the Eastern SEC Reports (including the related notes) (the “Eastern GAAP Financial Statements”) (i) did or will comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), (ii) were or will be prepared in accordance with GAAP (except, in the case of unaudited statements, to the extent permitted by Regulation S-X for Quarterly Reports on Form 10-Q) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), and (iii) did or will fairly present the consolidated financial condition of Eastern and the Eastern Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not, or with respect to any such financial statements contained in any Eastern SEC Reports to be filed subsequent to the date hereof are not reasonably expected to be, material in amount or effect). Except (x) as reflected in Eastern’s audited balance sheet at December 31, 2012 (the “2012 Eastern Balance Sheet”), or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP), or (y) for liabilities incurred in the ordinary course of business since December 31, 2012 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither Eastern nor any Eastern Subsidiary has any material liabilities or obligations of any nature.

(e) Each Eastern SEC Report filed pursuant to Section 13(a) of the Exchange Act which included financial statements was accompanied by the certifications of Eastern’s chief executive officer and chief financial officer as required under Rule 13a-14 under the Exchange Act.

(f) Section 3.7(f) of the Eastern Disclosure Schedule lists, and Eastern has delivered to ProAssurance copies, of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K of the SEC) effected by Eastern or its Subsidiaries since December 31, 2009.

(g) To the Knowledge of Eastern, PricewaterhouseCoopers LLP, which has expressed its opinion with respect to the Eastern GAAP Financial Statements, is and has been throughout the periods covered by its opinion (i) a registered public accounting firm (as defined in Section 2(a)(12) of SOX), (ii) “independent” with respect to Eastern within the meaning of Regulation S-X, and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the Public Company Accounting Oversight Board. All non-audit services performed by Eastern’s independent auditor for Eastern and each Eastern Subsidiary for each year commencing after December 31, 2009, have been disclosed in the Eastern SEC Reports and were approved by the Audit Committee of the Board of Directors of Eastern in accordance with Section 10A(i) of the Exchange Act.

(h) Eastern and each Eastern Subsidiary maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls over financial reporting which provide assurance that (i) transactions are executed in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Eastern and to maintain accountability for the consolidated assets of Eastern; (iii) access to assets is permitted only in accordance with management’s authorization; and (iv) the reporting of assets is compared with existing assets at regular intervals.

3.8 Accounts Receivable. All accounts receivable payable to Eastern and each Eastern Subsidiary arose and are collectible in the ordinary and usual course of the Business consistent with past practices, are reflected properly on their respective books and records, and will be collected in accordance with their terms at the recorded amounts subject to a reasonable reserve for uncollectible accounts.

3.9 Broker’s Fees. Except as set forth in Section 3.9 of the Eastern Disclosure Schedule (which sets forth amounts paid or to be paid and names of parties to which such amounts were or will be paid), none of Eastern, the Eastern Subsidiaries and their respective officers and directors, has employed any broker or finder or incurred any liability for any broker’s fees or commissions, or investment banker fees or commissions, or finder’s fees in connection with the transactions contemplated by this Agreement.

3.10 Absence of Certain Changes or Events.

(a) Except for (i) those liabilities and obligations that are fully reflected or reserved against on the 2012 Eastern Balance Sheet (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP), (ii) those liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2012,

(iii) coverage and other claims (other than bad faith claims) made with respect to insurance policies issued by any Eastern Insurance Subsidiary, or (iv) otherwise disclosed in Section 3.10(a) of the Eastern Disclosure Schedule, neither Eastern nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), that, either individually or in the aggregate, would have a Material Adverse Effect on Eastern, and, there is no existing condition, situation or set of circumstances that would be reasonably expected to result in such a liability or obligation. Except as disclosed in the Eastern SEC Reports filed prior to the date of this Agreement, since December 31, 2012, Eastern and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary and usual course theretofore conducted.

(b) Since December 31, 2012, and except as set forth in Section 3.10(b) of the Eastern Disclosure Schedule or actions after the date of this Agreement not prohibited under Section 5.2, neither Eastern nor any of the Eastern Subsidiaries has (except as required by applicable law): (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2012 except in the ordinary course of business consistent with past practice, (ii) granted any stock options or severance or termination pay, entered into any contract to make or grant any stock options or severance or termination pay, or paid any bonuses, (iii) suffered any strike, work stoppage, significant change in its number of employees, slowdown, or other labor disturbance, or (iv) suffered any resignations of key employees or change in its directors or executive management.

(c) Since December 31, 2012, and except as set forth in Section 3.10(c) of the Eastern Disclosure Schedule, there has not been: (i) any change in the financial condition, assets, or business (financial or otherwise) of Eastern or any Eastern Subsidiary, which, either individually or in the aggregate, has had or would have a Material Adverse Effect on Eastern; (ii) any material change in any method of accounting or accounting principles or practice by Eastern or any Eastern Subsidiary, except as required by GAAP or SAP and disclosed in the notes to the Eastern GAAP Financial Statements; (iii) any material change in the actuarial, investment, reserving, underwriting or claims administration policies, practices, procedures, methods, assumptions or principles of Eastern or the Eastern Insurance Subsidiaries, (iv) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of Eastern or any Eastern Subsidiary; (v) any declaration or payment of any dividends or distribution of any kind in respect of any of the capital stock of Eastern or any Eastern Subsidiary; (vi) any direct or indirect redemption, purchase or other acquisition by Eastern or any Eastern Subsidiary of any of the capital stock of Eastern or any Eastern Subsidiary; (vii) any discharge or cancellation, whether in part or in whole, of any indebtedness owed by Eastern or any Eastern Subsidiary to any Person, except reimbursement to employees of ordinary business expenses or other debts arising in the ordinary course of business; (viii) any sale or transfer or cancellation of any of the assets, properties, or claims of Eastern or any Eastern Subsidiary, except in the ordinary course of business; (ix) any sale, assignment or transfer of any trademarks, trade names, or other intangible assets of Eastern or any Eastern Subsidiary; (x) except as set forth in Section 3.10(c) of the Eastern Disclosure Schedule, any material amendment to or termination of any Eastern Contract or Eastern Personal Property Lease; (xi) any additional debt for borrowed money or contract for the extension or ability to borrow money (even if not yet incurred), or any other obligation or liability (fixed, contingent or otherwise) by Eastern or any Eastern Subsidiary, except in the ordinary and usual course of business; or (xii) any other event or condition of any character that would materially and adversely affect the Business.

(d) Since December 31, 2012, neither Eastern nor any Eastern Subsidiary has mortgaged, pledged or otherwise encumbered or subjected to lien any of its assets or properties, tangible or intangible, except for liens for current taxes which are not yet due and payable and other liens arising in the ordinary and usual course of business (including liens on securities held by Insurance Regulators for statutory reserves).

(e) Neither Eastern nor any Eastern Subsidiary has entered into any agreement or commitment, whether in writing or otherwise, to take any action described in this Section 3.10.

3.11 Legal Proceedings and Judgments.

(a) Except as set forth in Section 3.11(a) of the Eastern Disclosure Schedule, neither Eastern nor any Eastern Subsidiary is a party to any, and there are no pending or, to the Knowledge of Eastern, threatened, legal, administrative, arbitral or other inquiries, proceedings, claims (whether asserted or unasserted), actions or governmental or regulatory or self-regulatory organization (“SRO”) investigations of any nature (including noncontractual claims and bad faith claims, but excluding coverage and other claims made with respect to insurance policies issued by any Eastern Insurance Subsidiary) against Eastern, any Eastern Subsidiary, any of their respective businesses or assets, or the transactions contemplated by this Agreement (“Litigation”). There is no Litigation pending, or to the Knowledge of Eastern, threatened as of the date of this Agreement, challenging the validity or propriety of the transactions contemplated by this Agreement, and, to the Knowledge of Eastern, there is no basis for any such proceedings, claims, actions or investigations.

(b) Except as set forth in Section 3.11(b) of the Eastern Disclosure Schedule, there is no injunction, order, judgment, decree, or regulatory restriction (including noncontractual claims and bad faith claims) against Eastern or any Eastern Subsidiary, but excluding coverage and other claims made with respect to insurance policies issued by any Eastern Insurance Subsidiary imposed upon Eastern, any Eastern Subsidiary or the assets of Eastern or any Eastern Subsidiary.

(c) Except as set forth in Section 3.11(c) of the Eastern Disclosure Schedule, no breach of contract, breach of fiduciary duties under ERISA (as defined in Section 3.14(a) of this Agreement), bad faith, breach of warranty, tort, negligence, infringement, fraud, discrimination, wrongful discharge or other claim of any nature has been asserted or, to the Knowledge of Eastern, threatened against Eastern or any Eastern Subsidiary, nor, to the Knowledge of Eastern, is there any basis for any such claim.

(d) As to each matter (if any) described on Section 3.11(a) and Section 3.11(b) of the Eastern Disclosure Schedule, accurate and complete copies of all relevant pleadings, judgments, orders and correspondence have been made available to ProAssurance.

3.12 Insurance.

(a) Except as set forth in Section 3.12(a) of the Eastern Disclosure Schedule, Eastern and the Eastern Subsidiaries maintain policies of general liability, fire and casualty, automobile, directors and officers, errors and omissions, fiduciary, and other forms of insurance (the “Eastern Insurance Policies”) in such amounts, with such deductibles and against such risks and losses as are reasonable for the business and assets of Eastern and the Eastern Subsidiaries. All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date under comprehensive general liability and workmen’s compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

(b) No issuer of the Eastern Insurance Policies has issued a reservation-of-rights letter, or entered into a nonwaiver agreement, or otherwise denied or limited coverage (in whole or in part), under any of the Eastern Insurance Policies with respect to any open or unresolved claim, and no declaratory judgment has been sought by any Person or entered by any court of competent jurisdiction that denies or limits coverage (in whole or in part) under any of the Eastern Insurance Policies.

3.13 Taxes and Tax Returns.

(a) As used in this Agreement: “Tax” or “Taxes” means all federal, state, county, local, and foreign income, excise, gross receipts, gross income, profits, franchise, license, ad valorem, profits, gains, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, stamp, occupation, premium, social security (or similar), unemployment, disability, real property, personal property, sales, use, registration, alternative or add on minimum, estimated, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon). “Tax Return” or “Tax Returns” means any and all returns, declarations, claims for refunds, reports, information returns and information statements (including, without limitation, Form 1099, Form W-2 and W-3, Form 5500, and Form 990) with respect to Taxes filed, or required to be filed, by any Person or any Subsidiary of such Person with the Internal Revenue Service (the “IRS”) or any other Governmental Authority or tax authority or agency, whether domestic or foreign (including consolidated, combined and unitary tax returns).

(b) Eastern and the Eastern Subsidiaries have duly filed all Tax Returns required to be filed by them on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects) and has duly paid or made sufficient provisions for the payment of all Taxes shown thereon as owing on or prior to the date of this Agreement (including, if and to the extent applicable, those due in respect of their properties, income, business, capital stock, premiums, franchises, licenses, sales and payrolls) other than Taxes which are not yet delinquent or are being contested in good faith and have not been finally determined for which adequate reserves have been made in the Eastern GAAP Financial Statements. Neither Eastern nor any Eastern Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax Return or tax assessment or deficiency other than extensions that are automatically granted by the taxing authorities upon filing an application therefore. The unpaid Taxes of Eastern and the Eastern Subsidiaries do not exceed the reserve for tax liability set forth on the 2012 Eastern Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of Eastern in filing its returns. No claim has been made since December 31, 2008 by an authority in a jurisdiction where Eastern or any Eastern Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Knowledge of Eastern, threatened against or with respect to Eastern or any Eastern Subsidiary in respect of any material Tax. Eastern and each Eastern Subsidiary in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or other third party have complied with applicable tax withholding in all material respects. Eastern and each Eastern Subsidiary have reported such withheld amounts to the appropriate taxing authority and to each such employee, independent contractor, creditor, shareholder or other third party as required by applicable law.

(d) There are no Tax Liens upon any property or assets of Eastern or its Subsidiaries except Liens for current Taxes not yet due. Neither Eastern nor any Eastern Subsidiary has been required to include in income any adjustment pursuant to Section 481 of the Internal Revenue Code of 1986, as amended (the “Code”) by reason of a voluntary change in accounting method initiated by Eastern or any Eastern Subsidiary, and the IRS has not initiated or proposed any such adjustment or change in accounting method. Except as set forth in the Eastern GAAP Financial Statements, neither Eastern nor any Eastern Subsidiary has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code. Neither Eastern nor any Eastern Subsidiary is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement (other than such agreements as exist by and among themselves). Neither Eastern nor any Eastern Subsidiary has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code other than as a common parent corporation. Neither Eastern nor any Eastern Subsidiary is liable for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax law) or by contract, as a successor or otherwise. During the five (5) year period ending on the date hereof, neither Eastern nor any Eastern Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code. Neither Eastern nor any Eastern Subsidiary is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

(e) Except as set forth in Section 3.13(e) of the Eastern Disclosure Schedule, any amount that is reasonably likely to be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Eastern or any of its affiliates who is a “Disqualified Individual” (as such term is defined in proposed Treasury Regulation Section 1.280G(1) under any employment, severance or termination agreement, other compensation arrangement or Eastern Employee Plan (as defined in Section 3.14 of this Agreement) currently in effect will not be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(f) There has been no disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by Eastern or any Eastern Subsidiary under any contract, plan, program, arrangement or understanding.

(g) There is no dispute or claim concerning any tax liability of Eastern or any Eastern Subsidiary except as disclosed in Section 3.13(g) of the Eastern Disclosure Schedule. Section 3.13(g) of the Eastern Disclosure Schedule identifies the last Tax Returns that have been audited by the taxing authority with whom they were filed, and indicates those Tax Returns that currently are the subject of an audit procedure or that Eastern or any Eastern Subsidiary has received notice will be subject to an audit procedure. Eastern has made available to ProAssurance correct and complete copies of all federal income tax returns (including amendments thereto) of, all examination reports of, and statements of deficiencies assessed against or agreed to by, Eastern or any Eastern Subsidiary for any tax year commencing after December 31, 2008.

(h) Except as set forth in Section 3.13(h) of the Eastern Disclosure Schedule, Eastern and/or any Eastern Subsidiary will not have any taxable income or gain as a result of prior inter-company transactions that will be taken into account as a result of the changes in ownership contemplated herein.

(i) Eastern Re Ltd., SPC is a noncontrolled foreign corporation under the Code and has duly filed all Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects) and has duly paid or made sufficient provisions for the payment of all Taxes shown thereon as owing on or prior to the date of this Agreement (including, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, premiums, franchises, licenses, sales and payrolls) other than Taxes which are not yet delinquent or are being contested in good faith and have not been finally determined for which adequate reserves have been made in the Eastern GAAP Financial Statements.

3.14 Employee Plans; Labor Matters.

(a) Section 3.14(a) of the Eastern Disclosure Schedule sets forth a true and complete list of all of the Employee Plans (as defined in Section 9.16(a) of this Agreement) for employees of Eastern and any Eastern Subsidiary (“Eastern Employee Plans”). Those Eastern Employee Plans which cover only employees of Eastern or a Eastern Subsidiary are separately identified. Those Eastern Employee Plans which are non-qualified deferred compensation plans for purposes of Section 409A of the Code are separately identified and are in compliance with the requirements of Section 409A and the regulations promulgated thereunder. Except with respect to the Eastern Employee Plans, neither Eastern nor any Eastern Subsidiary sponsors, maintains or contributes to, or has any ongoing obligation or liability whatsoever with respect to: (i) any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or (ii) any other program, plan, trust agreement or arrangement for any bonus, severance, hospitalization, vacation, sick pay, incentive, deferred compensation, pension, profit sharing, post-employment, retirement, payroll savings, stock option, stock purchase, group insurance, self-insurance, death benefit, fringe benefit, welfare or any other employee benefit plan or fringe benefit arrangement of any nature whatsoever including those for the benefit of former employees. Neither Eastern nor any Eastern Subsidiary has any agreement, arrangement, commitment, or understanding, whether legally binding or not, to create any additional Eastern Employee Plan or to continue, modify, change, or terminate, in any material respect, any Eastern Employee Plan except as may be required by the Code or ERISA. ProAssurance may modify, amend and/or terminate any Eastern Employee Plan after the Effective Time, subject to applicable law and the terms of such Eastern Employee Plan.

(b) Eastern has heretofore delivered or made available to ProAssurance true and complete copies of each Eastern Employee Plan and certain related documents, including: (i) the plan document and the related trust agreement or annuity contract for such Eastern Employee Plan; (ii) the summary plan description and material employee communication document for such Eastern Employee Plan; (iii) the actuarial report for such Eastern Employee Plan (if applicable) for each of the last two years; (iv) all determination letters from the IRS (if applicable) for such Eastern Employee Plan; (v) all insurance policies relating thereto and any written materials used by Eastern to describe employee benefits to employees of Eastern and the Eastern Subsidiaries; (vi) the most recent annual return on Form 5500 (including all schedules thereto along with the accompanying auditor’s opinion, if applicable) and tax return (Form 990) for such Eastern Employee Plan; (vii) the most current actuarial, valuation, and trustee’s reports (as applicable) for such Eastern Employee Plan; and (viii) all material communications with any governmental entity or agency (including the Department of Labor, the Internal Revenue Service, the Pension Benefit Guaranty Corporation, and the Securities and Exchange Commission) with respect to such Eastern Employee Plan. Each such actuarial or valuation report correctly shows the value of the assets of such Eastern Employee Plan as of the date thereof, the total accrued and vested liabilities, all contributions by Eastern and the Eastern Subsidiaries, and the assumptions on which the calculations are based.

(c) Except as set forth in Section 3.14(c) of the Eastern Disclosure Schedule, each of the Eastern Employee Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code. To the Knowledge of Eastern, there has not been any material violation of the reporting and disclosure provisions of the Code and ERISA. There has not been any termination or partial termination (including any termination or partial termination attributable to the transactions contemplated by this Agreement) of such plans. Neither Eastern nor any Eastern Subsidiary nor any of their respective ERISA affiliates, nor any predecessor thereof, contributes to, or has within the past six years contributed to, any multiemployer plans, as defined in Section 3(37) of ERISA, or any multiple employer welfare arrangements, as defined in Section 3(40) of ERISA. Neither Eastern nor any Eastern Subsidiary nor any of their respective ERISA affiliates, nor any predecessor thereof, sponsors, participates in, or contributes to, or has at any time in the past sponsored, participated in, or contributed to (i) any plan which is subject to the funding standards or requirements described in Section 412 of the Code, or (ii) any plan which is subject to any of the requirements, obligations, and liabilities imposed by Title IV of ERISA.

(d) Each Eastern Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter or has pending or has time remaining in which to file, an application for such determination from the IRS, and Eastern is not aware of any reason why any such determination letter should be revoked or not be reissued, and any related trust is exempt from taxation under Section 501(a) of the Code. Except as set forth in Section 3.14(d) of the Eastern Disclosure Schedule, each Eastern Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable laws and regulations, including but not limited to ERISA and the Code. No prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, or breach of fiduciary duty under Title I of ERISA has occurred with respect to any Eastern Employee Plan or with respect to Eastern or any Eastern Subsidiary. No events have occurred with respect to any Eastern Employee Plan that could result in payment or assessment by or against Eastern or any Eastern Subsidiaries of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e) There has been no amendment to, written interpretation or announcement (whether or not written) by Eastern or any Eastern Subsidiary or of their affiliates relating to, or change in employee participation or coverage under, any Eastern Employee Plan which would increase materially the expense of maintaining Eastern Employee Plans above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2012. To the Knowledge of Eastern, no event has occurred or circumstances exist that could result in a material increase in the premium costs of Eastern Employee Plans that are insured, or a material increase in benefit costs of the Eastern Employee Plans that are self-insured.

(f) Except as set forth in Section 3.14(f) of the Eastern Disclosure Schedule, there is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of Eastern, threatened against or involving any Eastern Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Eastern. Other than claims for benefits submitted by participants or beneficiaries in the ordinary course, no claim against, or legal proceeding involving, any Eastern Employee Plan is pending or threatened.

(g) Except as provided in Sections 1.6 and 6.4(a) of this Agreement and as described in Section 3.14(g) of the Eastern Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in any material payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee of Eastern or any of its Subsidiaries from Eastern or any of its Subsidiaries under any Eastern Employee Plan or otherwise; (ii) materially increase any benefits otherwise payable under any Eastern Employee Plan; (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent (in each case under clauses (i), (ii) or (iii) whether or not such payment or benefit would constitute a parachute payment within the meaning of Section 280G of the Code); (iv) constitute an acceleration of the payment or vesting of deferred compensation in violation of the requirements of Section 409A of the Code; or (v) constitute a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, or breach of fiduciary duty under Title I of ERISA.

(h) Neither Eastern nor any Eastern Subsidiary has any direct or indirect material liability or obligation under any Eastern Employee Plan other than as described in the terms of such Eastern Employee Plans. There are no circumstances arising out of the sponsorship of any Eastern Employee Plan which will result in any direct or indirect material liability to Eastern or any Eastern Subsidiary, other than liability for contributions, benefit payments, administrative costs and liabilities incurred in accordance with the terms of the Eastern Employee Plans consistent with past practice.

(i) Eastern and each Eastern Subsidiary have made all employer contributions for employee benefits; including deferred compensation obligations, and all such benefits under any Eastern Employee Plan have been paid or provided for in accordance with plan documents, or other arrangements disclosed on Section 3.14(i) of the Eastern Disclosure Schedule. There are no funded benefit obligations under any Eastern Employee Plan for which contributions have not been made or properly accrued, and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles on the financial statements of Eastern and each Eastern Subsidiary.

(j) Each Eastern Employee Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Parts 2, 3, and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. Except as set forth in Section 3.14(j) of the Eastern Disclosure Schedule, no assets of Eastern or any Eastern Subsidiary are allocated to or held in a “rabbi trust” or similar funding vehicle.

(k) Each Eastern Employee Plan that is a “group health plan” (as defined in Section 607(1) of ERISA or Section 5001(b)(1) of the Code) has been operated at all times in compliance with the provisions of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (“COBRA”), with the provisions of the Code and ERISA enacted by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and with the provisions of any applicable similar state law.

(l) Except as set forth in Section 3.14(l) of the Eastern Disclosure Schedule, no Eastern Employee Plan provides benefits to current or former employees beyond their retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his or her dependents).

(m) Neither Eastern nor any Eastern Subsidiary has the obligation to maintain, establish, sponsor, participate in, or contribute to any Employee Plan for the benefit of any employee, former employee, director or consultant of either Eastern or any Eastern Subsidiary or any ERISA Affiliate who performs services outside of the United States.

(n) Eastern has delivered to ProAssurance true and correct copies of (i) each of the qualified and nonqualified defined benefit pension plans sponsored by Eastern and the amendment to such plans which froze the benefits under each such plan, and (ii) the most recent actuarial report for such plans. The liability for unfunded benefits with respect to the qualified and nonqualified defined benefit plans as reflected in the Eastern GAAP Financial Statements is consistent with the indicated liability in said actuarial reports. With respect to Eastern’s qualified defined benefit plans, neither Eastern nor any Eastern Subsidiary (i) has failed to timely pay premiums to the Pension Benefit Guaranty Corporation, or (ii) has engaged in any transaction which give rise to liability under Section 4069 or 4212(c) of ERISA. No reportable event that would require notice (either advance or post event) under Section 4043 of ERISA has occurred.

(o) Each Eastern Employee Benefit Plan that is or was a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance has (i) been operated between January 1, 2005 and December 31, 2008, in good faith compliance with Section 409A of the Code and Notice 2005-01 and (ii) since January 1, 2009 (or such later date permitted under applicable guidance), been operated in compliance with, and is in documentary compliance with, in all respects, Section 409A of the Code and IRS regulations and guidance thereunder. No compensation payable under any such Eastern Employee Benefit Plan has been reportable as nonqualified deferred compensation in the gross income of any individual or entity, and subject to an additional tax, as a result of the operation of Section 409A of the Code and no arrangement exists with respect to a nonqualified deferred compensation plan that would result in income inclusion under Section 409A(b) of the Code.

3.15 Employees.

(a) Eastern has made available to ProAssurance a true and correct list of the names of the employees of Eastern and the Eastern Subsidiaries, their birth dates, hire dates, compensation rates, name of employer and capacity in which employed, and accrued vacation and sick leave, if any, all as of June 30, 2013. Except for any employment agreements and severance agreements listed on Section 3.15(a) of the Eastern Disclosure Schedule, and except for any limitations of general application which may be imposed under applicable employment laws, Eastern and the Eastern Subsidiaries have the right to terminate the employment of any of their respective employees at will and without payment to such employees. Since December 31, 2012, no executive officer of Eastern or any Eastern Subsidiary has indicated to the chief executive officer of Eastern an intention to terminate his or her employment.

(b) Eastern and the Eastern Subsidiaries are in compliance, in all material respects, with all applicable ordinances or other laws, orders, and regulations regarding labor and employment and the compensation therefor, labor and employment matters, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health, and employment practices, whether state or federal (including, without limitation, wage and hour laws; workplace safety laws; workers’ compensation laws; equal employment opportunity laws; equal pay laws; civil rights laws; the Occupational Safety and Health Act of 1970, as amended; the Equal Employment Opportunity Act, as amended; the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq., as amended; the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., as amended; the Equal Pay Act, 29 U.S.C. § 206d, as amended; the Portal-to-Portal Pay Act of 1947, 29 U.S.C. § 255 et seq., as amended; the Lilly Ledbetter Fair Pay Act of 2009; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, as amended and 42 U.S.C. § 1981, as amended; Rehabilitation Act of 1973, as amended; the Vietnam-Era Veterans’ Readjustment Assistance Act of 1974, as amended; the Immigration Reform and Control Act, 8 U.S.C. § 1324A et seq., as amended; the Employee Polygraph Protection Act of 1988, as amended; the Veterans Re-employment Act - Handicap Bias, 38 U.S.C. § 2027 et seq., as amended; the Civil Rights Act of 1991, as amended; the Family and Medical Leave Act of 1993, as amended; the Religious Freedom Restoration Act of 1993, as amended; and the Age Discrimination and

Employment Act of 1967, as amended). No action or investigation has been instituted or, to the Knowledge of Eastern, is threatened to be conducted by any state or federal agency regarding any potential violation by Eastern or any Eastern Subsidiary of any laws, orders, ordinances and regulations regarding labor and employment or the compensation therefore (including, without limitation, any of the aforementioned statutes) during the past five (5) years.

(c) Neither Eastern nor any Eastern Subsidiary has ever been a party to or bound by any union or collective bargaining contract, including any union or collective bargaining contract that could be subject to Subchapter J of Chapter 25 of the PBCL, nor is any such contract currently in effect or being negotiated by Eastern or any Eastern Subsidiary. Eastern does not know of any activities or proceedings of any labor union to organize any employees of Eastern or any Eastern Subsidiary.

(d) Eastern and each Eastern Subsidiary have complied with all applicable notice provisions of and have no material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There is no action, claim, cause of action, suit or proceeding pending or, to the Knowledge of Eastern, threatened, on the part of any employee, independent contractor or applicant for employment, including any such action, claim, cause of action, suit or proceeding based on allegations of wrongful termination or discrimination on the basis of age, race, religion, sex, sexual preference, or mental or physical handicap or disability. All sums due from Eastern or any Eastern Subsidiary for employee compensation (including, without limitation, wages, salaries, bonuses, relocation benefits, stock options and other incentives) have been paid, accrued or otherwise provided for. To the Knowledge of Eastern, no person treated as an independent contractor by Eastern or any Eastern Subsidiary is an employee as defined in Section 3401(c) of the Code, nor has any employee been otherwise improperly classified, as exempt, nonexempt or otherwise, for purposes of federal or state income tax withholding or overtime laws, rules, or regulations.

(e) Since December 31, 2012, neither Eastern nor any Eastern Subsidiary has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Eastern or any Eastern Subsidiary; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar foreign, state or local law.

3.16 Compliance with Applicable Law.

(a) Neither Eastern nor any Eastern Subsidiary is subject to any cease and desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any supervisory letter from, or since that date, has adopted any board resolutions at the request of any Governmental Authority that: (i) limits the ability of Eastern or any Eastern Subsidiary to conduct any line of business, (ii) require any investments of Eastern or any Eastern Subsidiary to be treated as non-admitted assets, (iii) require divestiture of any investments of Eastern or any Eastern Subsidiary, (iv) in any manner imposes any requirements on Eastern or any Eastern

Subsidiary in respect of risk based capital requirements that add to or otherwise modify the risk based capital requirements imposed under the Insurance Laws, (v) in any manner relate to the ability of Eastern or any Eastern Subsidiary to pay or declare dividends or distributions, or (vi) restricts in any material respect the conduct of the business, credit policies or management of Eastern or any Eastern Subsidiary (each, whether or not set forth in the Eastern Disclosure Schedule, a “Eastern Regulatory Agreement”), nor has Eastern or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting any such Eastern Regulatory Agreement. Neither Eastern nor any Eastern Subsidiary, directly or indirectly, engages in any activity prohibited by applicable law the violation of which would be material to the conduct of the Business.

(b) Except (i) as set forth in Section 3.16(b) of the Eastern Disclosure Schedule, and (ii) consumer complaints in the ordinary course of business, there is no pending or, to the Knowledge of Eastern, threatened charge or basis for any such charge by any Governmental Authority that Eastern or any Eastern Subsidiary has violated any applicable laws, rules or regulations (including any Insurance Laws), nor any pending or, to the Knowledge of Eastern, threatened investigation by any Governmental Authority with respect to possible violations of any applicable laws, rules or regulations (including any Insurance Laws), in each case, the violation of which would be material to the conduct of the Business.

(c) Except as set forth on Eastern Disclosure Schedule 3.16(c), there are no contracts (other than contracts relating to employment), real estate leases, loans, guarantees or other arrangements or transactions of any nature between Eastern or any Eastern Subsidiary, on the one hand, and any of their respective officers, directors, or affiliates (as such term is defined in Rule 405 under the Securities Act), on the other hand. Eastern has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Eastern or any Eastern Subsidiary. Section 3.16(c) of the Eastern Disclosure Schedule identifies each loan or extension of credit maintained by Eastern or any Eastern Subsidiary to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

(d) Eastern is, or will timely be, in all material respects, in compliance with all current and proposed listing and corporate governance requirements of SOX and the Nasdaq Global Market.

(e) None of Eastern, the Eastern Subsidiaries, any of their respective current directors or officers, and, to the Knowledge of Eastern, none of their respective former officers or directors or current or former employees, agents or representatives have: (i) used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) used any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, (iv) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (v) made any false or fictitious entries on the books and records of Eastern or any Eastern Subsidiary, (vi) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or (vi) made any material favor or gift which is not deductible for federal income tax purposes. To the Knowledge of Eastern: (x) no director or officer of Eastern or any Eastern Subsidiary has engaged in any “insider trading” in violation of applicable law with respect to any security issued by Eastern or any Eastern Subsidiary; and (y) no such director or officer has made any false certifications or statements under (i) Rule 13a-14 or 15d-14 under the Exchange Act or (ii) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any Eastern SEC Report.

3.17 Certain Contracts.

(a) Excluding insurance policies issued in the ordinary course of business, Section 3.17(a) of the Eastern Disclosure Schedule sets forth a complete list of, the following described contracts or agreements by which either Eastern or any Eastern Subsidiary is bound in any respect: (i) contracts from or to third parties for the furnishing of services to, or receipt of services by, Eastern or any Eastern Subsidiary (including without limitation, legal and accounting services, and risk management services but excluding the agency and distribution agreements described in Section 3.17(a) of the Eastern Disclosure Schedule pursuant to clause (x) below and claims and underwriting services for third parties described in Section 3.17(a) of the Eastern Disclosure Schedule pursuant to clause (xi) below) involving more than $100,000 or that has a non-cancelable term in excess of one year (as to the latter, which is still in effect); (ii) contracts or agreements relating to selling, servicing, administering or acting as the obligor with respect to insurance contracts (other than those entered into by the Eastern Insurance Subsidiaries in the ordinary course of its business); (iii) investment advisory contracts to which Eastern or any Eastern Subsidiary is a party; (iv) contracts between Eastern on the one hand, and any Eastern Subsidiary on the other hand; (v) except for the Eastern Real Property Leases disclosed in Section 3.20(a) of the Eastern Disclosure Schedule and the Eastern Personal Property Leases disclosed in Section 3.21(a) of the Eastern Disclosure Schedule, contracts or agreements for the acquisition by purchase, lease or otherwise, or for the disposition by sale, lease or otherwise, of real property, equipment, goods, materials, research and development, supplies, studies or capital assets, in any case involving more than $100,000, provided, however, that if there are multiple agreements or service orders with one party or any affiliate of such party exceeding $100,000 in the aggregate, such information shall be included in Section 3.17(a) of the Eastern Disclosure Schedule; (vi) contracts or agreements for the joint performance of work or services, and all other joint venture, partnership or other similar agreements; (vii) notes, mortgages, deeds of trust, loan agreements, security agreements, guarantees, debentures, indentures, credit agreements, warehousing agreements, repurchase agreements and other evidences of indebtedness, other than endorsements for collection or deposit in the ordinary course of business; (viii) pension, retirement, profit-sharing, deferred compensation, bonus, incentive, life insurance, hospitalization or other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plan or arrangement) other than the Eastern Employee Plans disclosed on Section 3.14(a) of the Eastern Disclosure Schedule; (ix) stock option, stock purchase, warrant, repurchase or other contract or agreement with any employee or officer of Eastern or a Eastern Subsidiary other (A) than the Eastern Employee Plans disclosed on Section 3.14(a) of the Eastern Disclosure Schedule, (B) the Eastern Stock Awards disclosed on Section 1.6 of the Eastern Disclosure Schedule, and (C) the accelerated benefits disclosed on Section 3.14(g) of the Eastern Disclosure Schedule; (x) agency agreements, managing general agent agreements, reinsurance intermediary agreements and other distribution agreements, and agreements relating to the sale or servicing of workers’ compensation insurance products offered by Eastern or the Eastern Insurance Subsidiaries (broken down by agent and Eastern has made available to ProAssurance each agent’s volume); (xi) contracts or agreements for the provision of claims or underwriting services by Eastern or an Eastern Subsidiary for the insurance policies issued by another insurer; (xii) contracts or agreements with a director or officer of Eastern or an Eastern Subsidiary or with any person or entity affiliated or associated with such director or officer, or with any affiliate of Eastern other than the Eastern Employee Plans disclosed on Section 3.14(a) of the Eastern Disclosure Schedule; (xiii) powers of attorney or similar authorizations to any third party (excluding consents to service of process); (xiv) excluding “off the shelf” and “shrink wrap” software licenses, any licenses, sublicenses, royalty agreements, confidentiality, non-disclosure, non-use or other similar contracts or agreements and any other contract or agreement relating to technical assistance or Intellectual Property; (xv) all letters of credit and other security devices held or maintained for the benefit of either Eastern or an Eastern Subsidiary; (xvi) contracts or agreements containing covenants limiting the freedom of either Eastern or a Eastern Subsidiary to compete in any line of business or with respect to any particular product or service or with any person; (xvii) any material contract or agreement, not of the type covered by or excluded from any of the other items of this Section, which by its terms is either (1) not to be completely performed by either Eastern or an Eastern Subsidiary within thirty (30) days of the date hereof or (2) is not to terminate, or is not terminable, without penalty to Eastern or an Eastern Subsidiary prior to thirty (30) days from the date hereof, and which in either case involves more than $100,000; (xviii) any other contract or agreement which by its terms, is (1) either not to be completely performed by Eastern or an Eastern Subsidiary within twelve (12) months of the date hereof or (2) is not to terminate, or is not terminable, without penalty to Eastern or an Eastern Subsidiary prior to twelve (12) months from the date hereof, and which in either case involves more than $100,000; and (xviii) any listing or similar agreement with a person having an ownership or other interest in real estate or a business operation with respect to the sale, lease or other disposition of such real estate or business operation and any agreement with a prospective purchaser, lessee or other transferee with respect to the purchase, lease or other transfer of an ownership or other interest in real estate or a business operation.

(b) Eastern has made available to ProAssurance written summaries of all oral contracts and agreements referred to in Section 3.17(a) of the Eastern Disclosure Schedule and has made available to ProAssurance true and correct copies of all such written contracts or agreements. As used in this Agreement, the terms “contract” and “agreement” each mean and include every binding contract, agreement, commitment, understanding, or promise, whether written or oral.

(c) Each contract or agreement (whether written or oral) of the type described in Sections 3.14(a), 3.14(g) and 3.17(a) of this Agreement, is referred to in this Agreement as an “Eastern Contract”, and to the Knowledge of Eastern, neither Eastern nor any Eastern Subsidiary is aware of, or has received written notice of, any violation of any Eastern Contract by any of the counterparties thereto that has not been resolved. To the Knowledge of Eastern, each Eastern Contract is in full force and effect (except for contracts that have expired pursuant to the terms thereof) and is legally valid, binding and enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). There are no material defaults by Eastern or any Eastern Subsidiary, or, to the Knowledge of Eastern, any other party, under such Eastern Contract. Neither Eastern nor any Eastern Subsidiary has written received notice of any default, offset, counterclaim or defense under such Eastern Contract that has not been resolved. To the Knowledge of Eastern, no condition or event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by Eastern or any Eastern Subsidiary, or, to the Knowledge of Eastern, any other party under the terms of such Eastern Contract. All security deposits, reserve funds, and other sums and charges that have become due and payable under such Eastern Contract have been paid in full.

3.18 Investments and Interest Rate Risk Management Instruments.

(a) Except as set forth in Section 3.18(a) of the Eastern Disclosure Schedule, Eastern and each Eastern Subsidiary have good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity or any securities lending arrangement), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Eastern or any Eastern Subsidiary. Such securities are permissible investments under all applicable laws and are valued on the books of Eastern in accordance with GAAP and SAP. Eastern has provided to ProAssurance a copy of the investment policies of Eastern and the Eastern Subsidiaries as of December 31, 2012. There has been no material change in investment policy of Eastern and the Eastern Subsidiaries since December 31, 2012 and no changes in the composition of the investments of Eastern and the Eastern Subsidiaries have occurred since December 31, 2012, other than in the ordinary course of business.

(b) All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements entered into for the account of Eastern or an Eastern Subsidiary were entered into in the ordinary course of business and, to the Knowledge of Eastern, in accordance with prudent business practice and applicable rules, regulations and policies of any Governmental Authority and with counterparties believed to be financially responsible at the time. All of such interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements are legal, valid and binding obligations of Eastern or an Eastern Subsidiary enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Eastern and each Eastern Subsidiary have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to the Knowledge of Eastern, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.19 Intellectual Property.

(a) Eastern or an Eastern Subsidiary owns or has the right to use, pursuant to license, sublicense, agreement or permission, all Intellectual Property necessary for the operation of the businesses of Eastern and the Eastern Subsidiaries as presently conducted and as presently proposed to be conducted. As used in this Agreement, “Intellectual Property” means all trademarks, service marks, logos, domains and domain names, trade names and corporate names and registrations and applications for registration thereof, copyrights and registrations and applications for registration thereof, computer software (including computer software used in insurance operations or for accounting operations), data and documentation, trade secrets and confidential business information (including financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), other proprietary rights, and copies and tangible embodiments thereof (in whatever form or medium). Section 3.19(a) of the Eastern Disclosure Schedule lists all trademarks, service marks, logos, domains and domain names, trade names and corporate names owned by Eastern and each Eastern Subsidiary.

(b) Neither Eastern nor any Eastern Subsidiary has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property of third parties. None of Eastern, the Eastern Subsidiaries, or any of the officers or employees with responsibility for Intellectual Property matters of Eastern or any Eastern Subsidiary has ever received any charge, complaint, claim or notice alleging any such interference, infringement, misappropriation or violation. To the Knowledge of Eastern, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Eastern or any Eastern Subsidiary.

(c) Section 3.19(c) of the Eastern Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Eastern or any Eastern Subsidiary uses, or intends to use, pursuant to license, sublicense, agreement, or permission other than commercially available off-the-shelf computer software licensed pursuant to shrink-wrap or click-wrap licenses. Eastern has made correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date) available to ProAssurance. With respect to each such item of such Intellectual Property: (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect; (ii) except as set forth in Section 3.5(b)(ii)(y) of the Eastern Disclosure Schedule, the license, sublicense, agreement or permission will continue to be legal, valid, binding and enforceable and in full force and effect on identical terms on and after the Merger and the Closing Date; (iii) to the Knowledge of Eastern, no party to the license, sublicense, agreement or permission is in breach or default, and no event of default has occurred which with notice or lapse of time, or both, would constitute a breach or default or permit termination, modification or acceleration thereunder; (iv) to the Knowledge of Eastern, no party to the license, sublicense, agreement or permission has repudiated any provision thereof; (v) to the Knowledge of Eastern, with respect to any sublicense, the representations and warranties set forth in (i) through (iv) above are true and correct with respect to the underlying license; and (vi) neither Eastern nor any Eastern Subsidiary has granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

3.20 Real Property; Environmental Liability.

(a) Neither Eastern nor any Eastern Subsidiary owns any right, title or interest in any real property except as described on Section 3.20(a) of the Eastern Disclosure Schedule (collectively, the “Eastern Real Property”). Section 3.20(a) of the Eastern Disclosure Schedule sets forth a complete and accurate list and general description of all material leases for real property (“Eastern Real Property Leases”) to which Eastern or any Eastern Subsidiary is a party or by which any of them are bound. Eastern or an Eastern Subsidiary has a valid leasehold interest in each Eastern Real Property Leases, in each case free and clear of all Liens except for (i) rights of lessors, co-lessees, mortgagees, or sublessees that are reflected in each Eastern Real

Property Lease; (ii) current taxes not yet due and payable; (iii) Liens of public record; and (iv) such nonmonetary imperfections of title and encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of the subject property. To the Knowledge of Eastern, the activities of Eastern and the Eastern Subsidiaries with respect to all Eastern Real Property Leases used in connection with their operations are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations.

(b) Eastern and the Eastern Subsidiaries enjoy peaceful and undisturbed possession under all Eastern Real Property Leases. Eastern has made available to ProAssurance complete and correct copies of all of the Eastern Real Property Leases. Each Eastern Real Property Lease is in full force and effect and is legally valid, binding and enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). There are no monetary defaults and no material nonmonetary defaults by Eastern or any Eastern Subsidiary, or, to the Knowledge of Eastern, any other party, under any Eastern Real Property Lease. Neither Eastern nor any Eastern Subsidiary has received notice of any default, offset, counterclaim or defense under any Eastern Real Property Lease. Except as set forth in Section 3.5(b)(ii)(y) of the Eastern Disclosure Schedule, no condition or event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by Eastern or any Eastern Subsidiary, or, to the Knowledge of Eastern, any other party, under the terms of any Eastern Real Property Lease. All rent, security deposits, reserve funds, and other sums and charges that have become due and payable under the Eastern Real Property Leases have been paid in full. To the Knowledge of Eastern, there are no purchase contracts, options or other agreements of any kind whereby any Person has acquired or will have any basis to assert any right, title or interest in, or right to the possession, use, enjoyment or proceeds of, any part or all of the interests in the real property subject to the Eastern Real Property Leases. Except as disclosed on Section 3.20(a) of the Eastern Disclosure Schedule, Eastern has never had any ownership interest in any real property that is currently subject to a Eastern Real Property Lease.

(c) Eastern and the Eastern Subsidiaries are and have been in compliance with all Environmental Laws (as defined in Section 9.16(a) of this Agreement) and all Environmental Permits (as defined in Section 9.16(a) of this Agreement) in all material respects. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose on Eastern or any Eastern Subsidiary, or to the Knowledge of Eastern, that could reasonably be expected to result in the imposition on Eastern or any Eastern Subsidiary of, any liability or obligation arising under any Environmental Law which would have a Material Adverse Effect on Eastern. To the Knowledge of Eastern, there is no reasonable basis for any such proceeding, claim, action, investigation or remediation activity. Neither Eastern nor any Eastern Subsidiary is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or private Person imposing any liability or obligation under any Environmental Law that would have a Material Adverse Effect on Eastern.

(d) No Hazardous Materials (as defined in Section 9.16(a) of this Agreement) have been used, stored or otherwise handled in any manner by Eastern or any Eastern Subsidiary, under, in, from or affecting property subject to the Eastern Real Property Leases, other than in the ordinary course of business and in compliance with Environmental Laws. To the Knowledge of Eastern, no current or prior owner or occupant of any real property subject to the Eastern Real Property Leases has used Hazardous Materials on, under, in, from or affecting any real property subject to a Eastern Real Property Lease in violation of any Environmental Laws.

(e) Neither Eastern nor any Eastern Subsidiary has received any notice of any violations (nor do they know of any existing violations) of any applicable laws governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials on, under, in, from or affecting any property subject to the Eastern Real Property Leases and there are not any legal actions or proceedings commenced or, to the Knowledge of either Eastern or any Eastern Subsidiary, threatened by any person with respect to any such violations.

(f) All property subject to the Eastern Real Property Leases is currently being, and has in the past been, operated by Eastern or any Eastern Subsidiary in accordance with, and in compliance with all applicable Environmental Laws.

3.21 Personal Property.

(a) Except for statutory deposits required by law, none of the personal property owned by Eastern or any Eastern Subsidiary is subject to, or as of the Closing Date will be subject to, any Lien the existence of which would be material to the conduct of the Business.

(b) Section 3.21(b) of the Eastern Disclosure Schedule lists each personal property lease to which Eastern or any Eastern Subsidiary is a party that is not cancelable upon ninety (90) days’ notice without penalty and has monthly rent that exceeds $8,000 (collectively, the “Eastern Personal Property Leases”). Eastern has made available to ProAssurance complete and correct copies of all of the Eastern Personal Property Leases. To the Knowledge of Eastern, each Eastern Personal Property Lease is in full force and effect and is legally valid, binding and enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). There are no material defaults by Eastern or any Eastern Subsidiary, or, to the Knowledge of Eastern, any other party, under any Eastern Personal Property Lease. Neither Eastern nor any Eastern Subsidiary has received written notice of any material default, offset, counterclaim or defense under any Eastern Personal Property Lease. To the Knowledge of Eastern, no condition or event has occurred which with the passage of time or the giving of notice or both would constitute a material default or breach by Eastern or any Eastern Subsidiary, or, to the Knowledge of Eastern, any other party under of the terms of any Eastern Personal Property Lease. All rent, security deposits, reserve funds, and other sums and charges that have become due and payable under the Eastern Personal Property Leases have been paid in full. To the Knowledge of Eastern, there are no purchase contracts, options or other agreements of any kind whereby any Person has acquired or will have any basis to assert any right, title or interest in, or right to the possession, use, enjoyment or proceeds of, any part or all of the interests in the real property subject to the Eastern Personal Property Leases.

3.22 State Takeover Laws. The Board of Directors of Eastern has approved the transactions contemplated by this Agreement, and if ProAssurance and its affiliates do not own, in the aggregate, 10% or more of the outstanding shares of Eastern Common Stock, the provisions of the PBCL and any other provisions of any state or local “takeover” law applicable to Eastern will not impede or restrict the consummation of any of the transactions contemplated by this Agreement. ProAssurance understands and acknowledges that the Insurance Laws applicable to Eastern regulate and apply to the change in the ownership of Eastern as contemplated by this Agreement.

3.23 Insurance Matters.

(a) Except as set forth in Section 3.23(a) of the Eastern Disclosure Schedule, all policies, binders, slips, certificates and other agreements of insurance in effect as of the date hereof (including all applications, endorsements, supplements, riders and ancillary agreements in connection therewith) issued by the Eastern Insurance Subsidiaries, and any and all marketing materials, to which Eastern or any Eastern Subsidiary is a party, are, to the extent required under applicable law, on forms approved by the Insurance Regulators or have been filed with and not objected to by such Insurance Regulators within the period provided for objection, and all of such forms comply with the Insurance Laws in all material respects. As to premium rates established by the Eastern Insurance Subsidiaries which are required to be filed with or approved by any Insurance Regulators, the rates have been so filed or approved, the premiums charged conform thereto, and such premiums comply with the Insurance Laws in all material respects. Section 3.23(a) of the Eastern Disclosure Schedule sets forth all increases in premium rates for workers’ compensation insurance submitted by the Eastern Insurance Subsidiaries which have been disapproved by any Insurance Regulators since December 31, 2012. Section 3.23(a) of the Eastern Disclosure Schedule lists all correspondence or communications from any Insurance Regulator received by Eastern or any of the Eastern Insurance Subsidiaries after December 31, 2012, that requests or suggests that its premium rates, if applicable, for workers’ compensation insurance should be reduced below the current approved premium levels.

(b) Except as set forth in Section 3.23(b) of the Eastern Disclosure Schedule, the Eastern Insurance Subsidiaries have not issued any participating policies or any retrospectively rated policies of insurance.

(c) All ceded reinsurance treaties or agreements, including retrocessional agreements, to which any Eastern Insurance Subsidiary is a party or under which an Eastern Insurance Subsidiary has any existing rights, obligations or liabilities are listed on Section 3.23(c) of the Disclosure Schedule (the “Eastern Ceded Reinsurance Treaties”). Eastern has provided ProAssurance with correct and complete copies of all of such Eastern Ceded Reinsurance Treaties and all such Eastern Ceded Reinsurance Treaties are in full force and effect, and the consummation of the transactions contemplated by this Agreement will not result in the termination of any Eastern Ceded Reinsurance Treaties. The Eastern GAAP Financial Statements accurately reflect all ceded premiums and all amounts recoverable on the Eastern Ceded Reinsurance Treaties in accordance with GAAP as of December 31, 2012 and for the year then ended. To the Knowledge of Eastern there is no material adverse change in the financial condition of its reinsurers that might raise concern regarding their ability to honor their reinsurance commitments, except as set forth in Section 3.23(c) of the Eastern Disclosure Schedule. No party to any of the Eastern Ceded Reinsurance Treaties has given notice to Eastern or any Eastern Insurance Subsidiary that such party intends to terminate or cancel any of the

Eastern Ceded Reinsurance Treaties as a result of or following consummation of the Merger. Since January 1, 2012, no Eastern Ceded Reinsurance Treaty has been terminated and there has not been any change in the retention level under any such Eastern Ceded Reinsurance Treaty that is material to the conduct of the Business.

(d) Section 3.23(d) of the Eastern Disclosure Schedule lists each insurance policy issued by a Eastern Insurance Subsidiary that has been reinsured by a reinsurance treaty issued by a segregated portfolio reinsurance cell (“Eastern Assumed Reinsurance Treaties”) and together with Eastern Ceded Reinsurance Treaties collectively referred to as “Eastern Reinsurance Treaties”) and identifies each such segregated portfolio reinsurance cell in which Eastern or an Eastern Subsidiary holds preferred stock or another equitable security or interest (“Eastern Participation Interest”). Eastern has provided ProAssurance true and correct copies of all such Eastern Assumed Reinsurance Treaties and such Eastern Participation Interests. Except as set forth on Schedule 3.23(d), none of the Eastern Insurance Subsidiaries is a party to a reinsurance agreement or treaty in which the Eastern Insurance Subsidiary has assumed the obligations of any insurance company other than a segregated portfolio reinsurance cell. All Eastern Assumed Reinsurance Treaties are in full force and effect and the consummation of the transactions contemplated by this Agreement will not result in the termination of any Eastern Assumed Reinsurance Treaties. The Eastern Participation Interests have been duly and validly issued and are held by Eastern or a Eastern Subsidiary free and clear of all Liens and restrictions on transfer other than as described on Section 3.23(d) of the Eastern Disclosure Schedule.

(e) Each Eastern Reinsurance Treaty is valid and binding on each party thereto, and none of Eastern, and, to the Knowledge of Eastern, any other party thereto, is in default in any material respect with respect to any such reinsurance agreement or treaty. No Eastern Reinsurance Treaty contains any provision providing that the other party thereto may terminate the same by reason of the transactions contemplated by this Agreement, or contains any other provision which would be altered or otherwise become applicable by reason of such transactions.

(f) Each of the Eastern Insurance Subsidiaries have assets that qualify as admitted assets under the Insurance Laws in an amount at least equal to the sum of all its reserves and liability amounts and its minimum statutory capital and surplus as required by such Insurance Laws. The 2012 Eastern Balance Sheet sets forth all of the reserves for losses and loss reserve expenses, gross of reinsurance, as of the date thereof (the “Eastern Reserves”) in accordance with GAAP. The Eastern Reserves were determined in accordance with GAAP and generally accepted actuarial principles consistently applied, were computed on the basis of methodologies consistent with those used in prior periods, and were fairly stated in accordance with sound actuarial and GAAP accounting principles. The Eastern Reserves are adequate to cover the estimated present value of the ultimate net loss and loss adjustment expenses of the Eastern Insurance Subsidiaries (under generally accepted actuarial standards consistently applied and fairly stated in accordance with sound actuarial principles) under all insurance contracts under which the Eastern Insurance Subsidiaries have or are reasonably expected to have any liability on the date of the 2012 Eastern Balance Sheet. Eastern has provided or made available to ProAssurance copies of all work papers used as the basis for establishing the Eastern Reserves. Except for regular periodic assessments based on developments that are publicly known within the insurance industry no claim or assessment is pending or threatened against

Eastern or any Eastern Insurance Subsidiary which is peculiar or unique to Eastern or such Eastern Insurance Subsidiary by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers.

(g) Section 3.23(g) of the Eastern Disclosure Schedule lists each actuary, independent or otherwise, that has reviewed, on behalf of Eastern or any Eastern Subsidiary, the reserves for losses and loss adjustment expenses of Eastern or the Eastern Insurance Subsidiaries and their premium rates for liability insurance in each of the years commencing after December 31, 2009 (collectively the “Eastern Actuaries” and separately a “Eastern Actuary”). Section 3.23(g) of the Eastern Disclosure Schedule lists each and every actuarial report, and all attachments, supplements, addenda and modifications thereto prepared for or on behalf of Eastern or any Eastern Subsidiary by the Eastern Actuaries, or delivered by the Eastern Actuaries to Eastern or any Eastern Subsidiary, since December 31, 2009, in which an Eastern Actuary has (i) either expressed an opinion on the adequacy of such reserves for losses and loss adjustment expenses loss reserves or made recommendations as to either the amount of reserves for losses and loss adjustment expenses that should be maintained by Eastern or the Eastern Insurance Subsidiaries, or (ii) expressed an opinion as to the adequacy of such premiums or made a recommendation as to the premiums that should be charged by Eastern or the Eastern Insurance Subsidiaries for liability insurance (collectively, the “Eastern Actuarial Analyses”). To the Knowledge of Eastern the information and data furnished by Eastern or any Eastern Subsidiary to the Eastern Actuaries in connection with the Eastern Actuarial Analyses were accurate in all material respects. Each Eastern Actuarial Analysis was based upon an accurate inventory of policies in force for Eastern and the Eastern Insurance Subsidiaries, as the case may be, at the relevant time of preparation and, to the Knowledge of Eastern, was prepared using generally accepted actuarial principles consistently applied. Eastern has made available to ProAssurance a true and correct copy of each of the Eastern Actuarial Analyses.

(h) Except as set forth in Section 3.23(h) of the Eastern Disclosure Schedule, to the Knowledge of Eastern, there are no facts or circumstances related to the Business that could reasonably be expected to result in Eastern, any Eastern Subsidiary, NEWCO or ProAssurance being liable for any bad faith claim or any market conduct claim with respect to their respective (i) claims-making procedures or (ii) marketing and sale of insurance products.

(i) All benefits claimed by any Person under any insurance contract written or assumed by the Eastern Insurance Subsidiaries have in all material respects been paid (or provision for payment thereof has been made) in accordance with the terms of the contracts under which they arose, such payments were not materially delinquent and were paid (or will be paid) without fines or penalties, except for any such claim for benefits for which Eastern reasonably believes or believed that there is a reasonable basis to contest payment and is taking such action.

(j) Except as disclosed on Section 3.23(j) of the Eastern Disclosure Schedule, no outstanding insurance contract issued, reinsured, or underwritten by the Eastern Insurance Subsidiaries entitles the holder thereof or any other person to receive dividends, distributions, or to share in the income of Eastern or to receive any other benefits based on the revenues or earnings of Eastern or any other Person.

(k) To the extent required by the Insurance Laws of each state in which any Eastern Insurance Subsidiary issues insurance policies, such Eastern Insurance Subsidiary is participating in each risk sharing plan, pool, insurance joint underwriting association or similar arrangement maintained in such state and has paid all assessments and required contributions on or before the date such payments are due. Except for regular periods or special arrangements based on developments that are publicly known with the insurance industry generally or the worker’s compensation liability insurance industry, to the Knowledge of Eastern, no claim or assessment is pending or threatened against Eastern or any Eastern Insurance Subsidiary which is peculiar or unique to Eastern or such Eastern Insurance Subsidiary by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers.

(l) Each insurance agent or broker, at the time such agent or broker wrote, sold or produced business for the Eastern Insurance Subsidiaries, to the extent required by law, was duly appointed to act as agent and was, to the Knowledge of Eastern, duly licensed as an insurance agent or broker (for the type of business written, sold or produced by such insurance agent or broker) in the particular jurisdiction in which such agent or broker wrote, sold or produced such business. The terms and provisions between an Eastern Insurance Subsidiary and any managing general agent or reinsurance intermediary comply in all material respects with the Insurance Laws.

3.24 Computer Hardware and Software.

(a) The computer hardware and software systems of Eastern and the Eastern Subsidiaries are functioning in all material respects in accordance with their respective functional specifications.

(b) Such computer hardware and software systems are sufficient to meet in all material respects all current management information, financial reporting, underwriting and claims processing needs.

(c) Eastern and the Eastern Subsidiaries have, either through ownership or through a valid lease or license, all material rights necessary to use such computer hardware and software systems in the manner and for the purposes they are currently used.

(d) Eastern and the Eastern Subsidiaries are currently obtaining maintenance services sufficient to keep such computer hardware and software systems in good operating condition.

(e) Eastern and the Eastern Subsidiaries, through daily back-ups, are currently storing all computerized data at off-site premises adequate for such purpose.

3.25 Adverse Communications. Except as set forth on Section 3.25 of the Eastern Disclosure Schedule, neither Eastern nor any of the Eastern Insurance Subsidiaries has received after December 31, 2011 or is aware of since such date:

(a) any written communication from A.M. Best inconsistent with the expectation that the Eastern Insurance Subsidiaries will retain an A.M. Best group rating consistent with their current ratings as disclosed on Section 3.25 of the Eastern Disclosure Schedule; or

(b) any communication from any agent or broker or purchasing group which generates for the Eastern Insurance Subsidiaries, either directly or indirectly, more than $200,000 in annual gross written premium, which communication cancelled, gave notice of cancellation or threatened cancellation of the relationship between it and the Eastern Insurance Subsidiaries or the relationship between it and any of their insureds.

3.26 Related Party Transactions.

(a) Section 3.26(a) of the Eastern Disclosure Schedule lists any transaction since January 1, 2012, or any currently proposed transaction, in which Eastern or any Eastern Subsidiary was or is to be a participant and the amount involved exceeds $25,000, and in which any related person has or will have a direct or indirect material interest. For the purposes of this Section 3.26, the term “related person” shall have the meaning set forth in General Instruction 1 of Item 404(a) of Regulation S-K promulgated by the SEC.

(b) Section 3.26(b) of the Eastern Disclosure Schedule lists all Eastern Ceded Reinsurance Treaties where an Eastern Insurance Subsidiary has assumed risk of another Eastern Insurance Subsidiary and includes detail on the amount of the assumed risk ceded to third parties or any such reinsurance risk assumed by an Eastern Insurance Subsidiary.

3.27 [intentionally omitted]

3.28 Accuracy of Information Supplied. The Proxy Statement used to solicit approval of the Merger by the shareholders of Eastern, and all other documents to be filed, if any, with the SEC or any applicable state securities law regulatory authorities relating to this Agreement or the transactions contemplated by this Agreement (including the Merger), at the respective times such documents are filed or become effective, and with respect to the Proxy Statement, from the time of mailing to the shareholders of Eastern through the date of the meeting of Eastern shareholders held to approve this Agreement, shall, as to all information provided by Eastern: (i) comply with the Securities Act, the Exchange Act and all other applicable laws and regulations in all material respects; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact and not omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

3.29 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, neither Eastern nor any Person on behalf of Eastern makes any express or implied representation or warranty with respect to Eastern or with respect to any other information provided to ProAssurance in connection with the transactions contemplated hereby. Neither Eastern nor any other Person will have or be subject to any liability or indemnification obligation to ProAssurance or any other Person resulting from the distribution to ProAssurance, or ProAssurance’s use of, any such information, including any information, documents, projections, forecasts or other material made available to ProAssurance in certain management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article 3.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PROASSURANCE

ProAssurance represents and warrants to Eastern that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Article), except (i) as set forth in any ProAssurance SEC Reports filed prior to the date of this Agreement (excluding “Risk Factors” and “Forward Looking Statements” sections of such ProAssurance SEC Reports); (ii) as set forth in the disclosure schedule delivered by ProAssurance to Eastern on the date hereof and initialed by the parties (the “ProAssurance Disclosure Schedule”), (iii) for any changes to the ProAssurance Disclosure Schedule that are disclosed by ProAssurance to Eastern in accordance with Section 6.6(b) of this Agreement, or (iv) to the extent such representations and warranties speak as of an earlier date or with respect to a specific period. Nothing in the ProAssurance Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the ProAssurance Disclosure Schedule identifies the exception with reasonable particularity; provided, however, (i) if a specific cross-reference is made in the ProAssurance Disclosure Schedule to an article or section of this Agreement or to a particular section of the ProAssurance Disclosure Schedule, such information is deemed to have been disclosed with respect to such other article or section of the Agreement, and (ii) the mere inclusion of an exception in the ProAssurance Disclosure Schedule shall not be deemed an admission by ProAssurance that such exception represents a material fact, event or circumstance or would result in a Material Adverse Effect or material adverse change. The ProAssurance Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article.

4.1 Corporate Organization. ProAssurance is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ProAssurance has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on ProAssurance. NEWCO is a corporation duly organized, validly existing and subsisting under the laws of the Commonwealth of Pennsylvania.

4.2 Authority; No Violation; Consents and Approvals.

(a) ProAssurance has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of ProAssurance, and no other corporate proceedings on the part of ProAssurance are necessary to approve this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by ProAssurance and (assuming due authorization, execution and delivery by NEWCO and Eastern and the receipt of all Requisite Regulatory Approvals) constitutes a valid and binding obligation of ProAssurance, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b) Neither the execution and delivery of this Agreement by ProAssurance nor the consummation by ProAssurance of the transactions contemplated by this Agreement, nor compliance by ProAssurance with any of the terms or provisions of this Agreement, will (i) violate any provision of the Certificate of Incorporation or Bylaws of ProAssurance or (ii) assuming that all Requisite Regulatory Approvals and all of the consents and approvals referred to in Section 4.2(c) of this Agreement are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ProAssurance or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of ProAssurance under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which ProAssurance is a party, or by which it or any of its properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on ProAssurance.

(c) Except for (i) the filing of applications, notices and forms with, and the obtaining of approvals from, the Insurance Regulators pursuant to the Insurance Laws, with respect to the transactions contemplated by this Agreement, (ii) the filing with the SEC of the Proxy Statement, (iii) the filing of the Articles of Merger with the Pennsylvania Department of State, (iv) the filing of the HSR Act Report with the Pre-Merger Notification Agencies pursuant to the HSR Act, and (v) the approval of this Agreement by the requisite votes of the shareholders of NEWCO and the shareholders of Eastern, no consents or approvals of, or filings or registrations with any Governmental Authority or with any other Person are necessary in connection with the execution and delivery by ProAssurance of this Agreement or the consummation by ProAssurance or any ProAssurance Subsidiary of the transactions contemplated by this Agreement. NEWCO has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of NEWCO. The Board of Directors of NEWCO has directed that this Agreement and the transactions contemplated by this Agreement be submitted to the sole shareholder of NEWCO. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by ProAssurance, acting through its Board of Directors, as the sole shareholder of NEWCO, and no further corporate proceedings on the part of NEWCO are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NEWCO and (assuming due authorization, execution and delivery by ProAssurance and Eastern and the receipt of all Requisite Regulatory Approvals) constitutes a valid and binding obligation of NEWCO, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(d) Neither the execution and delivery of this Agreement by NEWCO nor the consummation by NEWCO of the transactions contemplated by this Agreement, nor compliance by NEWCO with any of the terms or provisions of this Agreement, will (i) violate any provision of the Articles of Incorporation or Bylaws of NEWCO or (ii) assuming that all Requisite Regulatory Approvals and all of the consents and approvals referred to in Section 4.2(c) of this Agreement are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NEWCO or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of NEWCO under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NEWCO is a party, or by which it or any of its properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have or be reasonably likely to have a Material Adverse Effect on NEWCO.

4.3 SEC Reports; Financial Statements.

(a) ProAssurance has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2010. ProAssurance has delivered to Eastern (except to the extent available in full without redaction on the SEC’s web site through EDGAR two days prior to the date of this Agreement) copies in the form filed with the SEC of (i) ProAssurance’s Annual Reports on Form 10-K for each fiscal year of ProAssurance commencing after December 31, 2009, (ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of ProAssurance commencing after December 31, 2009, (iii) all proxy statements relating to ProAssurance’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since December 31, 2009, (iv) all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act or (y) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) or (ii) of this sentence, (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Eastern pursuant to this Section 4.3(a)) filed by ProAssurance with the SEC since January 1, 2010 (the forms, reports, registration statements and other documents referred to in clauses (i)-(v) of this sentence together with any and all amendments thereto are, collectively, the “ProAssurance SEC Reports” and, to the extent available in full without redaction on the SEC’s web site through EDGAR two days prior to the date of this Agreement, are, collectively, the “ProAssurance Filed SEC Reports”), and (vi) all comment letters received by ProAssurance from the Staff of the SEC since January 1, 2010 and all responses to such comment letters by or on behalf of ProAssurance.

(b) The ProAssurance SEC Reports (i) were prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, in all material respects, and (ii) did not at the time they were filed with the SEC, or if thereafter amended, at the time of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of ProAssurance is or has been required to file any form, report, registration statement or other document with the SEC. As used in this Section 4.3, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied otherwise made available to the SEC.

(c) The financial statements of ProAssurance and its Subsidiaries included in the ProAssurance SEC Reports (including the related notes) complied or will comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), were or will be prepared in accordance with GAAP during the periods and at the dates involved (except as may be indicated in the notes thereto and except, in the case of unaudited statements, to the extent permitted by Regulation S-X for Quarterly Reports on Form 10-Q), and fairly present the consolidated financial condition of ProAssurance and its Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

4.4 Broker’s Fees. Except as set forth in Section 4.4 of the ProAssurance Disclosure Schedule, none of ProAssurance, the ProAssurance Subsidiaries and their respective officers and directors, has employed any broker or finder or incurred any liability for any broker’s fees or commissions, or investment banker fees or commissions, or finder’s fees in connection with the transactions contemplated by this Agreement.

4.5 Accuracy of Information Supplied. The Proxy Statement used to solicit approval of the Merger by the shareholders of Eastern, and all other documents to be filed with the SEC or any applicable state securities law regulatory authorities relating to this Agreement or the transactions contemplated by this Agreement (including the Merger), at the respective times such documents are filed or become effective, shall, as to all information provided by ProAssurance: (i) comply with the Securities Act, the Exchange Act and all other applicable laws and regulations in all material respects; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact and not omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

4.6 Absence of Litigation. There is no claim, action, proceeding, or investigation pending or, to the Knowledge of ProAssurance, threatened against ProAssurance or any of its properties or assets at law or in equity, and there is no injunction, order, judgment, decree, or finding of any arbitrator or Governmental Authority, in each case, which seeks to or would reasonably be expected to prevent or materially impair or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to be material to the conduct of the business of ProAssurance.

4.7 Compliance with Laws. Since January 1, 2010, the business and operations of ProAssurance and its Subsidiaries have been conducted in compliance with all applicable laws (including Insurance Laws), except where the failure to so conduct such business and operations would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or have a Material Adverse Effect on ProAssurance.

4.8 Financing. ProAssurance and NEWCO have and shall have available cash sufficient to pay the Merger Consideration and to consummate the transactions contemplated by this Agreement as provided in Article 1 of this Agreement.

4.9 No Stockholder Approval. ProAssurance does not need to obtain the approval of its stockholders to consummate the transactions contemplated by this Agreement.

4.10 No Other Representations or Warranties; Disclaimers.

(a) Except for the representations and warranties contained in this Article 4, none of ProAssurance, NEWCO or any Person on behalf of ProAssurance or NEWCO makes any express or implied representation or warranty with respect to ProAssurance or NEWCO or with respect to any other information provided to Eastern in connection with the transactions contemplated hereby. None of ProAssurance, NEWCO or any other Person will have or be subject to any liability or indemnification obligation to Eastern or any other Person resulting from the distribution to Eastern, or Eastern’s use of, any such information, unless any such information is expressly included in a representation or warranty contained in this Article 4.

(b) Each of ProAssurance and NEWCO acknowledge and agree that it (i) has had the opportunity to meet with the management of Eastern and to discuss the business, assets and liabilities of Eastern and the Eastern Subsidiaries, (ii) has had access to such books and records, facilities, equipment, contracts and other assets of Eastern and the Eastern Subsidiaries which it and its representatives have desired or requested to review, (iii) has been afforded the opportunity to ask questions of and receive answers from officers of Eastern, and (iv) has conducted its own independent investigation of Eastern and the Eastern Subsidiaries, their respective business, assets and liabilities; provided that no inspection of ProAssurance or NEWCO or other due diligence conducted by ProAssurance or NEWCO shall affect any obligations, representations or warranties of Eastern or any Eastern Subsidiary set forth in this Agreement or the right of ProAssurance or NEWCO to rely on the representations and warranties of Eastern and any Eastern Subsidiary set forth in Article 3 of this Agreement. Without limiting the generality of the foregoing, each of ProAssurance and NEWCO acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates, or other information that may have been made available to ProAssurance or NEWCO.

ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses of Eastern Prior to the Effective Time.

(a) During the period between the date of this Agreement and the Effective Time, except as expressly contemplated or permitted by this Agreement or as may be required by law, Eastern shall, and shall cause each Eastern Subsidiary to: (i) conduct its business in the usual, regular and ordinary course consistent with past practice and its current business plan, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization, employees, agents and advantageous business relationships and retain the services of its key employees and agents, and (iii) take no action which would adversely affect or delay the ability of any party to this Agreement to obtain any Requisite Regulatory Approval for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement; provided, however, that no action or inaction by Eastern or any Eastern Subsidiary with respect to matters addressed by any provision of Section 5.2 shall be deemed a breach of this Section 5.1 unless such action or inaction would also constitute a breach of Section 5.2.

(b) During the period between the date of this Agreement and the Effective Time, Eastern shall permit ProAssurance’s accounting officers and representatives to meet with the chief financial officer of Eastern and officers of Eastern responsible for the financial statements, the internal controls, and disclosure controls and procedures of Eastern to discuss such matters as ProAssurance may deem reasonably necessary or appropriate for ProAssurance to satisfy its obligations under Sections 302, 404 and 906 of SOX and any rules and regulations relating thereto.

(c) Subject to applicable law, Eastern agrees to inform ProAssurance with respect to reserve policies and practices (including levels of reserves) with respect to (i) losses and loss adjustment expenses of the Eastern Insurance Subsidiaries, (ii) litigation against Eastern and the Eastern Subsidiaries, and (iii) complaints or notices from Governmental Authorities alleging failure to comply with the Insurance Laws. ProAssurance and Eastern shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby.

5.2 Eastern Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the Eastern Disclosure Schedule, and, except as expressly contemplated or permitted by this Agreement or as required by law, Eastern shall not, and Eastern shall not permit any Eastern Subsidiary to, without the prior written consent of ProAssurance:

(a) incur any indebtedness for borrowed money (other than (i) short-term indebtedness incurred on commercially reasonable terms to refinance indebtedness of Eastern or any of the Eastern Subsidiaries, on the one hand, to Eastern or any of the Eastern Subsidiaries, on the other hand; (ii) indebtedness for borrowed money incurred on the existing line of credit described in Section 5.2(a)(ii) of the Eastern Disclosure Schedule; (iii) indebtedness otherwise required in the ordinary course of business consistent with past practice, including without limitation, letters of credit provided on behalf of Eastern or any of the Eastern Insurance

Subsidiaries to support Eastern’s participation interest in segregated portfolio cell reinsurance as described in Section 5.2(a)(iii) of the Eastern Disclosure Schedule; and (iv) letters of credit that may be obtained after the date hereof by Eastern or the Eastern Insurance Subsidiaries to support its participation interest in portfolio cell reinsurance in the ordinary course of business consistent with past practice), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include entering into repurchase agreements and reverse repurchase agreements);

(b) (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend or make any other distribution on, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except (x) Eastern’s regular quarterly cash dividend in the amount of $0.11 per share approved by Eastern’s board of directors and announced prior to the date of this Agreement, (y) a quarterly cash dividend of $0.11 per share payable in January 2014 in the event that ProAssurance has not obtained on or before December 31, 2013, all approvals of Governmental Authorities required to consummate the transactions contemplated by this Agreement, and (z) dividends paid by any Eastern Subsidiary to Eastern or any other Eastern Subsidiary, respectively), (iii) directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except repurchases of shares of Eastern Common Stock by Eastern and its Subsidiaries on the open market in accordance with the rules and regulations of the SEC); (iv) grant any stock options or stock awards or stock appreciation rights or right, or (v) issue any additional shares of capital stock except pursuant to (A) the exercise of Eastern Stock Options outstanding as of the date of this Agreement, or (B) as permitted under clause (ii) or clause (iv) of this subsection;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person other than a Subsidiary, or cancel, release or assign any indebtedness of any such Person or any claims held by any such Person, except (i) in the ordinary course of business consistent with past practice, or (ii) pursuant to contracts or agreements in force at the date of this Agreement.

(d) make any material non-portfolio investment (by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any Person other than a Subsidiary other than the acquisition of preferred stock issued to evidence a Eastern Participation Interest acquired by Eastern or a Eastern Insurance Subsidiary with respect to segregated portfolio cell reinsurance;

(e) enter into, change or terminate any contract, agreement or commitment that would constitute a Eastern Contract, Eastern Real Estate Lease, or Eastern Personal Property Lease on the date hereof, other than renewals of contracts, leases and agreements without material adverse changes of terms;

(f) except for promotions in the ordinary course of business, promote any employee of Eastern or any Eastern Subsidiary to a higher level or otherwise increase in any manner the compensation of the employees of Eastern and the Eastern Subsidiaries, or pay any

bonus or incentive compensation to such employees; provided that Eastern and the Eastern Subsidiaries may make annual increases in the salaries and wages of their employees in the ordinary course of business and consistent with past practice so long as the aggregate amount of the increase in compensation on an annualized basis does not exceed three percent (3%) of the aggregate amount of the compensation paid to the affected employees in the 12 months preceding the effective date of the increase in compensation; and provided further that Eastern and the Eastern Subsidiaries may pay to their respective employees any bonus compensation payable in the ordinary course of business consistent with past practices as to time and amount and in accordance with established bonus or incentive plans previously delivered to ProAssurance. Any increases in salaries or wages due to a promotion of no more than one level shall not be included in the calculation of the 3% limit referred to in this Section 5.2(f);

(g) except as contemplated in Section 1.6 or Section 6.4 hereof, pay any pension or retirement allowance not required by any existing plan or agreement to any of its employees or become a party to, amend (except as may be required by law) or commit itself to any pension, retirement, profit sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or accelerate the vesting of any stock options or other stock based compensation;

(h) settle any claim (other than claims made with respect to insurance policies issued by an Eastern Insurance Subsidiary), action or proceeding involving money damages, except in the ordinary course of business consistent with past practice; provided, however, that prior to the settlement of any lawsuit, claim, action or proceeding against Eastern or any Eastern Subsidiary or otherwise in which Eastern or any Eastern Subsidiary is a named defendant involving a payment by Eastern or any Eastern Subsidiary in excess of $500,000 or the settlement of any ECO, XPL or bad faith claim involving any insurance policy of any Eastern Subsidiary involving a payment by Eastern or any Eastern Subsidiary in excess of $500,000, Eastern will notify ProAssurance of the terms of the proposed settlement and will consult with ProAssurance regarding the terms of the settlement, but shall not be required to obtain ProAssurance’s consent to the terms of the settlement;

(i) make, declare or pay any dividend or make any other distribution on or with respect to insurance policies written by any of the Eastern Insurance Subsidiaries; provided that the Eastern Insurance Subsidiaries may continue to pay policyholder dividends in such amounts and frequency as is consistent with past practice (including dividends and other distributions with respect to retrospectively rated policies and to holders of equity interests in any segregated portfolio cell created by Eastern Re Ltd., SPC);

(j) amend its Articles of Incorporation, or its Bylaws or provide any dissenter’s rights to Eastern’s shareholders in any action by Eastern’s board of directors;

(k) other than in accordance with its current investment guidelines, restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or the manner in which such portfolio is classified or reported;

(l) offer or sell insurance or reinsurance of any type in any jurisdiction other than such lines of insurance and reinsurance that it offers and sells on the date of this Agreement and only in those jurisdictions where it offers and sells such line of insurance and reinsurance on the date of this Agreement;

(m) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 7 of this Agreement not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

(n) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

5.3 ProAssurance Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the ProAssurance Disclosure Schedule, and, except as expressly contemplated or permitted by this Agreement, ProAssurance shall not, and ProAssurance shall not permit NEWCO to, without the prior written consent of Eastern:

(a) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 7 of this Agreement not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(b) take any action that is intended or likely to adversely affect its ability to perform its covenants and agreements under this Agreement; or

(c) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.3.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) In connection with the solicitation of approval of the Merger by the shareholders of Eastern, Eastern will prepare and file with the SEC, subject to ProAssurance’s review and comment, the preliminary Proxy Statement (which shall comply as to form, in all material respects, with the provisions of Regulation 14A of the Exchange Act and other applicable laws). ProAssurance and Eastern will use all reasonable efforts to respond to the comments of the SEC staff with respect to the Proxy Statement. As soon as practicable after SEC comments, if any, on the preliminary Proxy Statement are resolved, Eastern shall mail or deliver the definitive Proxy Statement to its shareholders in accordance with Regulation 14A under the Exchange Act. The information provided and to be provided by ProAssurance and Eastern for use in the Proxy Statement will not, on such date and on the date on which approval of the Merger by the shareholders of Eastern is obtained, contain any untrue statement of material fact or omit to state any material fact required to be stated in this Agreement or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. Each of ProAssurance and Eastern agree promptly to correct any such information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect and to take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as corrected to be distributed to the shareholders of Eastern to the extent required by applicable law. To the extent that any disclosure regarding the tax consequences of the Merger is required with respect the Proxy Statement, Eastern will be responsible for any tax opinion in support of the disclosure of the material tax consequences.

(b) To the extent applicable, ProAssurance shall prepare and file with all necessary Governmental Authorities (i) a Notice on Form A and related documents and (ii) the preacquisition notification and report forms and related material on Form E in connection with the Merger.

(c) Pursuant to the HSR Act, ProAssurance and Eastern will promptly prepare and file, or cause to be filed, the HSR Act Report with the Pre-Merger Notification Agencies in respect of the transactions contemplated by this Agreement, which filing shall comply as to form with all requirements applicable thereto and all of the data and information reported therein shall be accurate and complete in all material respects. Each of ProAssurance and Eastern will promptly comply with all requests, if any, of the Pre-Merger Notification Agencies for additional information or documentation in connection with the HSR Act Report forms filed by or on behalf of each of such parties pursuant to the HSR Act, and all such additional information or documentation shall comply as to form with all requirements applicable thereto and shall be accurate and complete in all material respects.

(d) Each party shall provide to the other, (i) promptly after filing thereof, copies of all statements, applications, correspondence or forms filed by such party prior to the Closing Date with the SEC, the Pre-Merger Notification Agencies, the Insurance Regulators and any other Governmental Authority in connection with the transactions contemplated by this Agreement and (ii) promptly after delivery to, or receipt from, such regulatory authorities, all written communications, letters, reports or other documents relating to the transactions contemplated by this Agreement.

(e) The parties hereto shall cooperate with each other and use commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Authorities. ProAssurance and Eastern shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to ProAssurance or Eastern, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. The cooperation and coordination of each party required under this Section 6.1 shall include giving timely public notice of any public hearings regarding the transactions contemplated by this Agreement and having its representatives attend and testify at such public hearings. In addition, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(f) ProAssurance and Eastern shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders/shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of ProAssurance, Eastern or any of their respective Subsidiaries to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement.

(g) ProAssurance and Eastern shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange or confidentiality of information and to the Confidentiality Agreement dated April 17, 2013 (the “Confidentiality Agreement”), each of ProAssurance and Eastern shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Closing Date, to all its properties, books, contracts, commitments and records and, during such period, each of ProAssurance and Eastern shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or state insurance laws (other than reports or documents which ProAssurance or Eastern, as the case may be, is not permitted to disclose under applicable law or by agreement); (ii) all other information concerning its business, properties and personnel as such party may reasonably request; and (iii) any other information, confidential or otherwise, relating to the Merger which has not been provided to the other party and is necessary for disclosure in the Proxy Statement, including, but not limited to, the confidential portions of the minutes of Eastern and Eastern Subsidiaries that was not provided pursuant to Section 3.3 of this Agreement. Neither ProAssurance nor Eastern nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of ProAssurance’s or Eastern’s, as the case may be, customers, jeopardize the attorney-client and work product privileges of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of ProAssurance and Eastern agrees to keep confidential, and not divulge to any other party or person (other than employees of, and attorneys, accountants, financial advisors and other representatives for, any said party who agree to be bound by the Confidentiality Agreement), all non-public documents, information, records and financial statements received from the other and, in addition, any and all reports, information and financial information obtained through audits or other reviews conducted pursuant to this Agreement (unless readily ascertainable from public or published information, or trade sources, or already known or subsequently developed by a party independently of any investigation or received from a third party not under an obligation to the other party to keep such information confidential), and to use the same only in connection with the transactions contemplated by this Agreement; and if the transactions contemplated by this Agreement are not consummated for any reason, each party agrees to promptly return to the other party all written materials furnished by the other party, and all copies thereof, in connection with such investigation, and to destroy all documents and records in its possession containing extracts or summaries of any such non-public information.

(c) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or conditions of the other set forth in this Agreement.

6.3 Eastern Shareholder Approval. Eastern shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of obtaining the requisite Eastern shareholder approval required in connection with this Agreement and the Merger. Eastern will, through its Board of Directors, subject to its fiduciary obligations as determined by its Board of Directors, recommend to its shareholders approval of this Agreement and the Merger.

6.4 Continuing Employees and Employee Plans.

(a) As of the date of Closing, the Eastern Employee Stock Ownership Plan (the “ESOP”) shall terminate by its terms. Prior to the Closing, Eastern shall deliver to ProAssurance a schedule setting forth the number of shares of Eastern Common Stock allocated to each participant’s account, the number of unallocated shares of Eastern Common Stock held by the trustee of the ESOP, the outstanding balance of the ESOP’s outstanding indebtedness, and the method for allocating the unallocated shares to the participant’s account upon termination of the ESOP. As soon as practicable following the execution of this Agreement, Eastern shall file all necessary documents with the IRS to request a favorable determination letter that the ESOP is, upon its termination (and as amended in accordance with this Section 6.4(a)), qualified under the provisions of Sections 401(a), 409, and 4975(e)(7) of the Code. As soon as practicable after the receipt of a final favorable determination letter from the IRS, the account balances in the ESOP, including any surplus in its expense account after full payment of the outstanding ESOP loan and all of the ESOP’s administrative expenses that are payable from the ESOP’s related trust, shall be distributed to participants and beneficiaries in accordance with the provisions of the Code, applicable law and the terms of the ESOP. Prior to Closing, contributions to the ESOP and payments on the ESOP loan shall be made consistent with past practices on the regularly-scheduled contribution or payment dates; provided, however, that Eastern shall make a contribution to, and payment on, the ESOP loan with respect to the period from January 1, 2013 through the date of the Closing (or if the Closing occurs after December 31, 2013, the period from January 1, 2014 through the date of the Closing) but no further contributions shall be made to the ESOP after Closing or with respect to any period after the Closing.

(b) Within a reasonable period (but in no event more than five days) after receipt by the ESOPS’s related trust of the Merger Consideration with respect to the shares held under the ESOP, Eastern, the applicable committee or the trustee (as the case may be under the terms of the applicable ESOP document) shall cause any outstanding ESOP loan balances and accrued interest thereon, to be repaid in full, and subsequently shall allocate any remaining unallocated amounts to the accounts of participants and beneficiaries under the ESOP in accordance with the terms of the ESOP and applicable law.

(c) It is understood that ProAssurance and its Subsidiaries are “at-will” employers. Nothing in this Section 6.4 shall be interpreted as preventing ProAssurance from terminating the employment of any individual or from amending, modifying or terminating any ProAssurance Employee Plans, or Eastern Employee Plan, or any benefits under any ProAssurance Employee Plans or any Eastern Employee Plans, or any other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law, subject to the commitments provided in Section 6.4(d), (e), and (f) of this Agreement. ProAssurance has no plans to consolidate any functions or operations that would result in a loss of jobs within the first twelve (12) months after the Closing Date for the employees of Eastern who are employed by Eastern as of the Closing Date and who continue as employees of Eastern after the Closing Date (the “Continuing Employees”). Furthermore, ProAssurance agrees that no Continuing Employee shall be terminated prior to the twenty-fourth (24th) month after the Closing Date without first consulting Eastern’s president. Any Continuing Employee who is involuntarily terminated without cause within the first eighteen (18) months after the Closing Date shall receive severance equal to six (6) months of such terminated employee’s then current base compensation.

(d) In the event of any termination or consolidation of any Eastern health plan with any ProAssurance health plan, ProAssurance shall make available to Continuing Employees and their dependents employer-provided health coverage on substantially the same basis as it provides such coverage to ProAssurance employees. Except in the case of a Continuing Employee and/or a dependent of a Continuing Employee (i) who affirmatively terminates coverage under a Eastern health plan prior to the time that such Continuing Employee and/or dependent becomes eligible to participate in the corresponding ProAssurance health plan, or (ii) who has an event which, under the terms of the Eastern health plan, results in a loss of coverage (which may include a sale or other disposition of a Eastern Subsidiary or substantially all of the business operations thereof), no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Eastern health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to similarly situated employees of ProAssurance and their dependents. In the event of a termination or consolidation of any Eastern health plan, terminated Eastern employees (whether terminated before or after the Effective Time) and qualified beneficiaries will have the right to continued coverage under group health plans of ProAssurance in accordance with Code Section 4980B(f), consistent with the provisions below. In the event of any termination of any Eastern health plan, or consolidation of any Eastern health plan with any ProAssurance health plan, any coverage limitation under the ProAssurance health plan due to any pre-existing condition shall be waived by the ProAssurance health plan to the degree that such condition was covered by the Eastern health plan and such condition would otherwise have been covered by the ProAssurance health plan in the absence of such coverage limitation. All Eastern Employees who cease participating in a Eastern health plan and become participants in a comparable ProAssurance health plan during any plan year shall receive credit toward the applicable deductible under the ProAssurance health plan for any amounts paid by the employee under Eastern’s health plan during the applicable plan year, upon substantiation, in a form satisfactory to ProAssurance that such payments have been made.

(e) ProAssurance shall, with respect to each Continuing Employee, as of Closing (i) continue to maintain the current Employee Plans, for such Continuing Employees in accordance with their terms after the Closing Date for the transition period described in Code Section 410(b)(6)(C) including health insurance coverage with deductibles and other terms, in the aggregate, no less favorable than those being provided prior to the Closing Date except that the ESOP shall be terminated as of the Effective Time and the benefits under the qualified and nonqualified defined benefit plans shall continue to be frozen as provided as of the date of this Agreement until terminated by ProAssurance; and (ii) honor accrued paid time off (including vacation, sick leave and other paid time off) benefits on the date of this Agreement for each Continuing Employee. On or before March 1, 2014, ProAssurance shall pay or cause Eastern to pay to the Eastern employees entitled thereto such bonuses or other awards to which such employees are entitled under the terms of Eastern’s Management Annual Incentive Plan based on the performance factors established by Eastern’s Compensation/Human Resources Committee for calendar year 2013 and excluding any expenses, including retention payments made to Eastern employees, incurred by Eastern in connection with the transactions contemplated by this Agreement.

(f) After the expiration of the transition period described in Code Section 410(b)(6)(C), Continuing Employees who remain employed by ProAssurance shall be given credit for all purposes (including vacation accrual) under the employee benefit plans, policies, programs and arrangements maintained from time to time by ProAssurance, for such employees’ service with Eastern (including any deductibles, or co-insurance limits under any employee welfare benefit plan, as defined in Section 3(1) of ERISA, but not for benefit accruals under any ProAssurance retirement plan), to the same extent and for the same purposes that such service was taken into account under a corresponding Eastern Employee Plan as of the Closing Date and identified in Section 3.14(a) of the Eastern Disclosure Schedule; provided, however, that no such service shall be credited to the extent that it would result in a duplication of benefits.

(g) [Intentionally Omitted].

(h) ProAssurance and Eastern acknowledge and agree that nothing contained herein, whether express or implied, (i) shall be treated as an amendment to or other modification of any Employee Plan or any other employee benefit plan, program or arrangement or, (ii) subject to the provisions of Section 6.4(a) above, shall limit the right of ProAssurance to amend, terminate, or otherwise modify (or cause to be amended, terminated or otherwise modified) any Employee Plan, program or arrangement following the expiration of the transition period described in Code Section 410(b)(6)(C).

(i) The persons named in Section 6.4(i) of the Eastern Disclosure Schedule (the “Eastern Executives”) have entered into Employment Agreements with Eastern that provide for the payment of certain benefits on involuntary termination (or, in certain cases, “good reason” termination) after a change of control of Eastern as described in Section 6.4(i) of the Eastern Disclosure Schedule (the “Eastern Executive Agreements”). ProAssurance has offered and/or entered into a retention and severance agreement with each of the Eastern Executives (the “Retention and Severance Compensation Agreement”) that includes the terms set forth on Exhibit 6.4(i). The execution of the Retention and Severance Compensation Agreement by an Eastern Executive will terminate the applicable Eastern Executive Agreement as of the Effective Time. If an Eastern Executive does not sign a Retention and Severance Compensation Agreement, ProAssurance shall cause Eastern or the applicable Eastern Subsidiary to honor its obligations to pay any Eastern Executive the change of control or severance benefit provided in the Eastern Executive Agreements; provided that Eastern shall use commercially reasonable efforts to cause each Eastern Executive who does not sign a Retention and Severance Compensation Agreement to execute a resignation and release of claims against Eastern and ProAssurance with respect to their severance benefits.

(j) Section 6.4(j) of the Eastern Disclosure Schedule sets forth a list of all Persons (other than the Eastern Executives) who are entitled to change of control or severance benefits under the terms of their respective agreements with Eastern or an Eastern Subsidiary, which list sets forth the name of each Person entitled to such benefits and the amounts payable to each of such Persons on a change of control and/or separation from employment. ProAssurance shall cause Eastern or the applicable Eastern Subsidiary to honor its obligations to pay to any Person listed in Section 6.4(j) of the Eastern Disclosure Schedule the change of control and severance benefits described in Schedule 6.4(j) of the Eastern Disclosure Schedule; provided that ProAssurance shall require in connection with such payments that each officer or employee receiving a payment shall execute a resignation and release of claims against Eastern and ProAssurance with respect to their severance benefits.

6.5 Directors’ and Officers’ Indemnification and Insurance.

(a) ProAssurance shall cause the individuals serving as officers and directors of Eastern and the Eastern Subsidiaries, immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time (or the period of the applicable statute of limitations, if longer) by the directors’ and officers’ liability insurance policy maintained by Eastern or the Eastern Subsidiary (provided that ProAssurance may substitute therefore policies of the same or substantially similar coverage and amounts containing terms and conditions which are not less advantageous in any material respect than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall ProAssurance be required to expend more than 400% of the current amount expended by Eastern or the Eastern Subsidiary (the “Insurance Premium Amount”) to maintain or procure insurance coverage pursuant hereto; and provided further, that if ProAssurance is unable to maintain or obtain the insurance called for by this Section 6.5, ProAssurance shall use its best efforts to obtain as much comparable insurance as available for an amount equal to 400% of the Insurance Premium Amount.

(b) In addition to the indemnification under Section 6.5(a), ProAssurance and Eastern shall jointly and severally indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of Eastern or an Eastern Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Eastern or an Eastern Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent Eastern is permitted under applicable law, and in accordance with the terms of indemnification provisions under, Eastern’s Articles of Incorporation and Bylaws as of the date of this Agreement. ProAssurance shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent provided in Eastern’s Articles of Incorporation as of the date of this Agreement. The Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with ProAssurance; provided, however, that (i) ProAssurance shall have the right to assume the defense thereof and upon such assumption ProAssurance shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if ProAssurance elects not to assume such defense the Indemnified Party may retain counsel reasonably satisfactory to him after consultation with ProAssurance, and ProAssurance shall pay the reasonable fees and expenses of such counsel for the Indemnified Party, (ii) ProAssurance shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties except to the extent representation by a single firm or attorney is, in the absence of an informed consent by the Indemnified Party, prohibited by ethical rules relating to lawyers’ conflicts of interest, (iii) ProAssurance shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), (iv) ProAssurance shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated by this Agreement is prohibited by applicable law, and (v) ProAssurance shall have no obligation hereunder to any Indemnified Party for which and to the extent payment is actually and unqualifiedly made to such Indemnified Party under any insurance policy, any other agreement for indemnification or otherwise. Any Indemnified Party wishing to claim Indemnification under this Section 6.5, upon learning of any such claim, action, suit, proceeding or investigation, shall notify ProAssurance thereof, provided that the failure to so notify shall not affect the obligations of ProAssurance under this Section 6.5, except to the extent such failure to notify materially prejudices ProAssurance. ProAssurance’s obligations under this Section 6.5 continue in full force and effect for a period of six (6) years from the Effective Time (or the period of the applicable statute of limitations, if longer); provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

(c) In the event that Eastern as the surviving corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person (including by dissolution), then, and in each such case, ProAssurance shall cause proper provision to be made so that the successors and assigns of Eastern assume and honor the obligations set forth in this Section 6.5. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Pennsylvania law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Eastern or any of the Eastern Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.5 is not prior to or in substitution for any such claims under any such policies.

6.6 Advice of Changes.

(a) ProAssurance and Eastern shall give prompt notice to the other party as soon as practicable after it has actual Knowledge of (i) the occurrence, or failure to occur, of any event which would or would be likely to cause any party’s representations or warranties contained in this Agreement to be untrue or incorrect in any material respect at any time from the date of this Agreement to the Closing Date, or (ii) any failure on its part or on the part of any of its or its Subsidiaries’ officers, directors, employees, representatives or agents (other than persons or entities who are such employees, representatives or agents only because they are appointed insurance agents of such parties) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement. Each party shall have the right to deliver to the other party a written disclosure schedule as to any matter of which it becomes aware following execution of this Agreement which would constitute a breach of any representation, warranty or covenant of this Agreement by such party, identifying on such disclosure schedule the representation, warranty or covenant which would be so breached, provided that each such disclosure schedule shall be delivered as soon as practicable after such party becomes aware of the matter disclosed therein.

(b) ProAssurance shall update the ProAssurance Disclosure Schedule (the “Closing Date ProAssurance Disclosure Schedule”) to a date that is no earlier than ten (10) business days prior to the Closing Date and no later than seven (7) business days prior to the Closing Date and shall deliver the Closing Date ProAssurance Disclosure Schedule to Eastern not less than three (3) business days prior to the Closing Date. Eastern shall update the Eastern Disclosure Schedule (the “Closing Date Eastern Disclosure Schedule”) to a date that is no earlier than ten (10) business days prior to the Closing Date and no later than seven (7) business days prior to the Closing Date and shall deliver the Closing Date Eastern Disclosure Schedule to ProAssurance not less than three (3) business days prior to the Closing Date. The obligation of ProAssurance to deliver to Eastern the Closing Date ProAssurance Disclosure Schedule as provided above shall be a material obligation for purposes of Section 7.3(b) hereof, and the obligation of Eastern to deliver to ProAssurance the Closing Date Eastern Disclosure Schedule shall be a material obligation for purposes of Section 7.2(a) hereof.

6.7 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of ProAssurance and a Subsidiary of Eastern) or to vest ProAssurance or any of its Subsidiaries with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to this Agreement or the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, ProAssurance.

6.8 Negotiations with Other Parties.

(a) So long as this Agreement remains in effect and no notice of termination has been given under this Agreement, Eastern shall not authorize or knowingly permit any of its representatives, directly or indirectly, to initiate, entertain, solicit, encourage, engage in, or participate in, negotiations with any Person or any group of Persons other than the other party to this Agreement or any of its affiliates (a “Potential Acquiror”) concerning any Acquisition Proposal (as defined in Section 6.8(c) of this Agreement) other than as expressly provided in this Agreement. Eastern will promptly inform ProAssurance of any serious, bona fide inquiry it may receive with respect to any Acquisition Proposal and shall furnish to ProAssurance a copy thereof.

(b) Nothing contained in this Agreement shall prohibit Eastern or its Board of Directors from making such disclosures to its shareholders as are required under the Securities Act or by the Nasdaq Global Market or from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act. Nothing contained in this Agreement shall prohibit the Board of Directors of Eastern from either furnishing information to, or entering into discussions or negotiations with, any Person or group of Persons regarding any Acquisition Proposal, or approving and recommending to the shareholders of Eastern an Acquisition Proposal from any Person or group of Persons, if the Board of Directors of Eastern determines in good faith that such action is appropriate in furtherance of the best interests of the corporation in accordance with the PBCL. In connection with any such determination, (i) Eastern shall direct its officers and other appropriate personnel to cooperate with and be reasonably available to consult with any such person, entity or group, (ii) Eastern will disclose to ProAssurance that it is furnishing information to, or entering into discussions or negotiations with, such Person or group of Persons, which disclosure shall describe the terms thereof (but need not identify the person, entity or group making the offer), (iii) prior to furnishing such information to such Person or group of Persons, Eastern shall enter into a written agreement with such Person or group of Persons which provides for, among other things, (A) the furnishing to Eastern of information regarding such Person or group of Persons that is relevant to its ability to finance and otherwise perform its obligations under its Acquisition Proposal; (B) the confidentiality of all non-public information furnished to such Person or group of Persons by Eastern; and (C) procedures reasonably satisfactory to Eastern that are designed to restrict or limit the provision of information regarding Eastern that could be used to the competitive disadvantage of Eastern, or in a manner that would be detrimental to the interests of its shareholders; (iv) Eastern will not furnish any non-public information regarding ProAssurance or the transactions contemplated hereby; and (v) Eastern will keep ProAssurance informed of the status of any such discussions or negotiations (provided that Eastern shall not be required to disclose to ProAssurance confidential information concerning the business or operations of such Person or group of Persons).

(c) As used in this Agreement, “Acquisition Proposal” means (i) any proposal pursuant to which any Person or group of Persons, other than ProAssurance or Eastern, would acquire or participate in a merger or other business combination involving Eastern or any of the Eastern Subsidiaries, directly or indirectly; (ii) any proposal for a transaction or series of transactions that would result in any Person or group of Persons, other than ProAssurance or Eastern, having the right to vote, or direct the vote of, 10% or more of the capital stock of Eastern or any of the Eastern Subsidiaries entitled to vote thereon for the election of directors; (iii) any proposal for a transaction or series of transactions that would result in any Person acquiring 10% or more of the assets of Eastern or any of the Eastern Subsidiaries, other than in the ordinary course of business; (iv) any proposal for a transaction or series of transactions that would result in any Person being the beneficial owner of more than 10% of the outstanding capital stock of Eastern or any of the Eastern Subsidiaries, other than as contemplated by this Agreement; or (v) any proposal for a transaction similar to the foregoing.

6.9 Accountants Consent. ProAssurance currently has filed registration statements with the SEC to register its securities under the Securities Act that incorporate by reference information from reports filed by ProAssurance pursuant to the Exchange Act. Eastern consents to the incorporation by reference in any such registration statement of the Eastern GAAP Financial Statements filed with the Eastern SEC Reports pursuant to the applicable accounting requirements of the Securities Act and the Exchange Act. Eastern agrees to use commercially reasonable best efforts to obtain consents PriceWaterhouseCoopers LLP as required by the SEC to include its report on the Eastern GAAP Financial Statements in such ProAssurance registration statements and to consent to the reference to said accountants as experts in such registration statements with respect to the matters included in such reports.

ARTICLE 7

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) This Agreement and the transactions contemplated by this Agreement shall have been approved and adopted by the requisite affirmative vote of the shareholders of Eastern entitled to vote thereon.

(b) All approvals of Governmental Authorities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, without the imposition of any condition which in the reasonable judgment of ProAssurance (i) is materially burdensome upon ProAssurance, (ii) would have a Material Adverse Effect on Eastern or ProAssurance or (iii) materially impair the value of Eastern to ProAssurance (all such approvals and the expiration of all such waiting periods being referred to in this Agreement as the “Requisite Regulatory Approvals”). Without limiting the generality of the foregoing (i) the

HSR Act Report shall have been submitted to the Pre-Merger Notification Agencies, and the waiting period under the HSR Act shall have expired or notice of early termination of the waiting period shall have been received; (ii) the definitive Proxy Statement shall have been filed with the SEC after all SEC comments have been resolved, and (iii) the Merger and the transfer of ownership of Eastern and the Eastern Subsidiaries shall have been approved by the Insurance Regulators, to the extent such approvals are required.

(c) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, materially restricts or makes illegal consummation of the Merger.

7.2 Conditions to Obligation of ProAssurance. The obligation of ProAssurance to effect the Merger is also subject to the satisfaction or waiver by ProAssurance at or prior to the Effective Time of the following conditions:

(a) Eastern shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ProAssurance shall have received a certificate signed on behalf of Eastern by the Chief Executive Officer and the Chief Financial Officer of Eastern to such effect.

(b) The representations and warranties of Eastern set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except (i) to the extent such representations and warranties speak as of an earlier date or with respect to a specific period and (ii) for any changes to the Eastern Disclosure Schedule that are disclosed by Eastern to ProAssurance in the Closing Date Eastern Disclosure Schedule) as of the Closing Date as though made on and as of the Closing Date; provided, however, that if the failure of any such representations and warranties to be true and correct on and as of the Closing Date, individually or in the aggregate, has not resulted or reasonably could not be expected to result in a Material Adverse Effect on Eastern and the Eastern Subsidiaries, taken as a whole, the foregoing condition shall be deemed to have been fulfilled. ProAssurance shall have received a certificate signed on behalf of Eastern by the Chief Executive Officer and the Chief Financial Officer of Eastern to the foregoing effect, and to which any Closing Date Eastern Disclosure Schedule shall be appended.

(c) There shall have been no Material Adverse Effect on Eastern and there shall have been no occurrence, circumstance, or combination thereof (whether arising heretofore or hereafter), including litigation pending or threatened, which is reasonably likely to result in a Material Adverse Effect on Eastern before or within one (1) year after the Closing Date.

(d) Eastern shall have delivered to ProAssurance such other certificates and instruments as ProAssurance and its counsel may reasonably request. The form and substance of all certificates, instruments, opinions and other documentation delivered to ProAssurance under this Agreement shall be reasonably satisfactory to ProAssurance and its counsel.

7.3 Conditions to Obligation of Eastern. The obligation of Eastern to effect the Merger is also subject to the satisfaction or waiver by Eastern at or prior to the Effective Time of the following conditions:

(a) ProAssurance shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Eastern shall have received a certificate signed on behalf of ProAssurance by the Chief Executive Officer and the Chief Financial Officer of ProAssurance to such effect.

(b) The representations and warranties of ProAssurance set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except (i) to the extent such representations and warranties speak as of an earlier date and (ii) for any changes to the ProAssurance Disclosure Schedule that are disclosed by ProAssurance to Eastern in the Closing Date ProAssurance Disclosure Schedule) as of the Closing Date as though made on and as of the Closing Date. Eastern shall have received a certificate signed on behalf of ProAssurance by the Chief Executive Officer and the Chief Financial Officer of ProAssurance to the foregoing effect, and to which any Closing Date ProAssurance Disclosure Schedule shall be appended.

(c) ProAssurance shall have delivered to Eastern such other certificates and instruments as Eastern and its counsel may reasonably request. The form and substance of all certificates, instruments and other documentation delivered to Eastern under this Agreement shall be reasonably satisfactory to Eastern and its counsel.

ARTICLE 8

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Eastern:

(a) by mutual consent of ProAssurance and Eastern in a written instrument, if the Board of Directors of ProAssurance and the Board of Directors of Eastern so determine to terminate this Agreement by an affirmative vote of a majority of the members of each Board;

(b) by either ProAssurance or Eastern if (i) any Governmental Authority which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and (ii) the Board of Directors of ProAssurance or the Board of Directors of Eastern, as the case may be, determines to terminate this Agreement by an affirmative vote of a majority of the members of its entire Board;

(c) by either ProAssurance or Eastern (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) if (i) there shall have been a breach of any of the representations and warranties set forth in this Agreement on the part of the other party, which breach is not cured within forty-five (45) days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to the Closing Date, and (ii) the Board of Directors of ProAssurance or the Board of Directors of Eastern, as the case may be, determines to terminate this Agreement by an affirmative vote of a majority of the members of its entire Board; provided, however, that no representation or warranty of either party contained in this Agreement shall be deemed untrue or incorrect, and neither party shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty, has had or is reasonably expected to have a Material Adverse Effect on such party;

(d) by ProAssurance upon written notice to Eastern if the Board of Directors of Eastern does not, or shall indicate in writing to ProAssurance that Eastern is unwilling or unable to, publicly recommend in the Proxy Statement that its shareholders approve and adopt this Agreement, or if after recommending in the Proxy Statement that its shareholders approve and adopt this Agreement, the Board of Directors of Eastern shall have withdrawn, modified or amended such recommendation in any respect materially adverse to ProAssurance (each an “Eastern Recommendation Event”), provided that any such notice of termination must be given not later than thirty (30) days after the later of the date ProAssurance shall have been advised by Eastern in writing that Eastern is unable or unwilling to so recommend in the Proxy Statement or that it has withdrawn, modified or amended such recommendation, or such later date as may be agreed upon by ProAssurance and Eastern;

(e) by ProAssurance upon written notice to Eastern if Eastern shall have authorized, recommended, or approved or proposed, or if Eastern shall have entered into an agreement with any Person other than ProAssurance or NEWCO to effect an Acquisition Proposal;

(f) by either ProAssurance or Eastern if approval of the shareholders of Eastern required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;

(g) by ProAssurance if the Closing Date Eastern Disclosure Schedule discloses any Material Adverse Effect on Eastern or any change from the Eastern Disclosure Schedule which has, or is likely to have, a Material Adverse Effect on Eastern;

(h) by written notice from Eastern to ProAssurance, or from ProAssurance to Eastern, if the Closing does not occur on or before January 31, 2014, for any reason other than breach of this Agreement by the party giving such notice;

(i) by Eastern upon the occurrence of a Eastern Acquisition Event (as defined in Section 8.5 of this Agreement) or a Eastern Recommendation Event; or

(j) by ProAssurance, if the Eastern shareholder meeting required by Section 6.3 of this Agreement, does not occur on or before January 31, 2014, for any reason other than breach of this Agreement by ProAssurance.

8.2 Effect of Termination. In the event of termination of this Agreement by either ProAssurance or Eastern as provided in Section 8.1 of this Agreement, (i) this Agreement shall forthwith become void and have no effect, except that Sections 6.2(b), 8.2, 8.5, 9.2, 9.3, 9.4, 9.5, 9.12, and 9.15 of this Agreement shall survive any termination of this Agreement, and (ii) none of ProAssurance, NEWCO, and Eastern, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except as otherwise provided in Section 8.5 of this Agreement; provided, however, that notwithstanding anything to the contrary contained in this Agreement, neither ProAssurance nor Eastern shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by the Board of Directors of ProAssurance and the Board of Directors of Eastern, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Eastern; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Eastern, there may not be, without further approval of such shareholders, any amendment of this Agreement which changes the amount or the form of the consideration to be delivered to the shareholders of Eastern under this Agreement other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties to this Agreement may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Eastern, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the shareholders of Eastern under this Agreement other than as contemplated by this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.5 Liquidated Damages; Termination Fee. Notwithstanding anything to the contrary contained in this Agreement, in the event that any of the following events or circumstances shall occur, Eastern shall, within ten (10) days after notice of the occurrence thereof by ProAssurance, pay to ProAssurance a sum equal to (A) four percent (4%) of the Merger Consideration and (B) the amount of the direct, out-of-pocket aggregate costs incurred by ProAssurance in connection with the negotiation and performance of this Agreement not to exceed $1,000,000 (which the parties agree and stipulate as reasonable and full liquidated damages and reasonable compensation for the involvement of ProAssurance in the transactions contemplated in this Agreement, is not a penalty or forfeiture, and will not affect the provisions of this Section 8.5):

(i) at any time prior to termination of this Agreement a Eastern Acquisition Event shall occur; (ii) ProAssurance shall terminate this Agreement pursuant to Section 8.1(d) and Eastern enters into an agreement with respect to an Acquisition Proposal within twelve (12) months after such termination of this Agreement; (iii) ProAssurance shall terminate this Agreement pursuant to Section 8.1(e); (iv) Eastern shall terminate this Agreement pursuant to Section 8.1(i); or (v) ProAssurance shall terminate this Agreement pursuant to Section 8.1(j). For purposes of this Agreement a “Eastern Acquisition Event” shall mean that Eastern shall have authorized, recommended, approved, or entered into an agreement with any Person (other than any of the parties to this Agreement) to effect an Acquisition Proposal or shall fail to publicly oppose a tender offer or exchange offer by another person based on an Acquisition Proposal. Upon the making and receipt of such payment under this Section 8.5, Eastern shall have no further obligation of any kind under this Agreement and neither ProAssurance nor NEWCO shall have any further obligation of any kind under this Agreement, except in each case under Section 8.2 of this Agreement, and no party shall have any liability for any breach or alleged breach by such party of any provision of this Agreement.

ARTICLE 9

GENERAL PROVISIONS

9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than five (5) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article 7 of this Agreement, unless extended by mutual agreement of the parties (the “Closing Date”). The parties shall use their respective best efforts to cause the Effective Date to occur on or before January 1, 2014. The parties shall cause the Articles of Merger to be filed with the Pennsylvania Department of State on or before the Effective Date. The parties shall take such further actions as may be required by the laws of the State of Delaware and the laws of the Commonwealth of Pennsylvania in connection with such filing and the consummation of the Merger.

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements of Eastern, ProAssurance and NEWCO in this Agreement or in any instrument delivered by Eastern, ProAssurance or NEWCO pursuant to this Agreement shall survive the Effective Time, except as otherwise provided in Section 8.2 of this Agreement and except for those covenants and agreements contained in this Agreement and in any such instrument which by their terms apply in whole or in part after the Effective Time.

9.3 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expense; provided, however, (i) that the costs and expenses of printing and mailing the Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne by Eastern, and (ii) that ProAssurance and Eastern will share the cost of the HSR Act filing fee in proportion to their relative assets as of December 31, 2012.

9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (with confirmation), mailed by United States registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to ProAssurance or NEWCO to:

ProAssurance Corporation

100 Brookwood Place

Birmingham, Alabama 35209

Attention: Chief Executive Officer

Fax: (205) 877-4405

with copies to:

Burr & Forman LLP

420 N. 20th Street, Suite 3400

Birmingham, Alabama 35203

Attention: Jack P. Stephenson, Jr., Esq.

Fax: (205) 458-5100

and

(b)	if to Eastern, to:

Eastern Insurance Holdings, Inc.

25 Race Avenue

Lancaster, Pennsylvania 17603-3179

Attention: President

Fax: (717) 481-8228

with copies to:

Stevens & Lee, P.C.

620 Freedom Business Center

Suite 200

King of Prussia, Pennsylvania 19406

Attention: Jeffrey P. Waldron, Esq.

Fax: (610) 371-7974

9.5 Further Assurances. At the request of any party to this Agreement, the other parties shall execute, acknowledge and deliver such other documents and/or instruments as may be reasonably required by the requesting party to carry out the purposes of this Agreement. In the event any party to this Agreement shall be involved in litigation, threatened litigation or government inquiries with respect to a matter covered by this Agreement, every other party to this Agreement shall also make available to such party, at reasonable times and subject to the reasonable requirements of its own businesses, such of its personnel as may have information relevant to such matters, provided that such party shall reimburse the providing party for its reasonable costs for employee time incurred in connection therewith if more than one business day is required. Following the Closing, the parties will cooperate with each other in connection with tax audits and in the defense of any legal proceedings.

9.6 Remedies Cumulative. Unless expressly made the exclusive remedy by the terms of this Agreement, all remedies provided for in this Agreement are cumulative and shall be in addition to any and all other rights and remedies provided by law and by any other agreements between the parties.

9.7 Presumptions. It is expressly acknowledged and agreed that all parties have been represented by counsel and have participated in the negotiation and drafting of this Agreement, and that there shall be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part of it.

9.8 Exhibits and Schedules. Each of the Exhibits and Schedules referred to in, and/or attached to, this Agreement is an integral part of this Agreement and is incorporated in this Agreement by this reference.

9.9 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. No provision of this Agreement shall be construed to require ProAssurance, Eastern or any of their respective Subsidiaries or affiliates to take any action which would violate any applicable law, rule or regulation.

9.10 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of executed signature pages by facsimile or by electronic mail in PDF format will constitute effective execution and delivery of this Agreement.

9.11 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

9.12 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles, except that (a) the Merger and the corporate governance and internal affairs of Eastern and the Eastern Subsidiaries shall be effected in accordance with and governed by the laws of the Commonwealth of Pennsylvania and (b) the insurance laws of the state of domicile of the Eastern Insurance Subsidiaries shall govern to the extent the application of such laws would be inconsistent with or in contravention of the laws of the State of Delaware

9.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.14 Publicity. ProAssurance and Eastern shall develop a joint communications plan and each party shall (i) ensure that all press releases and other public statements and communications (including any communications that would require a filing under Rule 14a-2, Rule 14a-12 or Rule 14e-2 under the Exchange Act) with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of the NYSE and the Nasdaq Global Market, consult with each other for a reasonable time before issuing any press release or otherwise making any public statement or communication (including any communications that would require a filing with the SEC), and mutually agree upon any such press release or any such public statement or communication, with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in the Proxy Statement, unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of the NYSE and the Nasdaq Global Market, neither ProAssurance nor Eastern shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial conditions or results of operations without the consent of the other party.

9.15 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except for the provisions of Sections 6.4(c) and 6.5, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

9.16 Definitions.

(a) The following terms, as used in this Agreement, have the meanings that follow:

“Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA; any employment, severance or similar service agreement, plan, arrangement or policy; any other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other equity-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental or vision benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, insurance or medical benefits); or any loan; in each case including plans or arrangements, both written and oral, covering or extended to any current or former director, employee or independent contractor.

“Environmental Laws” means any federal, state, or local law, statute, ordinance, and regulation, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof, including, without limitation, any applicable judicial or administrative order, consent decree, or judgment applicable to the Eastern Real Property or any property subject to the Eastern Real Property Leases relating to the regulation or protection of human health, safety and/or the environment, natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species, and/or vegetation), as well as protected sites or artifacts of historical or cultural significance. By way of further example, and without limiting the breadth of the foregoing, “Environmental Laws” include, but are not limited to, the National Environmental Policy Act of 1969, as amended (42 U.S.C. §§ 4321 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the federal Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.); the Toxic Substance Control Act, as amended (15 U.S.C. §§ 2601 et seq.); the Clean Water Act; the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.); the Federal Coastal Zone Management Act, as amended (16 U.S.C. §§ 1451 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder and all similar state and local laws, statutes, ordinances, regulations, judicial or administrative orders, consent decrees, or judgments.

“Environmental Permits” means, with respect to any Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws and affecting, or relating in any way to, the business of such Person or any of such Person’s Subsidiaries, as currently conducted.

“Governmental Authority” means any governmental body, agency, official or authority, domestic, foreign, or supranational, or SRO or other similar non-governmental regulatory body having jurisdiction over Eastern or any Eastern Subsidiary or ProAssurance or any of its Subsidiaries.

“Hazardous Materials” means any substance, material, or waste which is (i) defined now or hereafter as a “pollutant,” “contaminant,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “industrial waste,” or other similar term or phrase under any Environmental Law, (ii) any substance, the presence of which on, under or in any Eastern Real Property or any real property subject to a Eastern Real Property Lease, or contained in any structure thereon, is prohibited or regulated by Environmental Law or which requires investigation, removal, response or remediation under any Environmental Law, (iii) petroleum or any fraction or by-product thereof, asbestos, any polychlorinated biphenyl, urea formaldehyde foam insulation, radon or any other radioactive or explosive substance, methane, volatile hydrocarbons, or an industrial solvent.

“Insurance Laws” means all laws, rules and regulations applicable to the business of insurance and the regulation of insurance holding companies, whether domestic or foreign, and all applicable orders and directives of Governmental Authorities and market conduct recommendations resulting from market conduct examinations of Insurance Regulators.

“Insurance Regulators” means all Governmental Authorities regulating the business of insurance under the Insurance Laws.

“Knowledge” (i) with respect to Eastern means the actual knowledge of its Chief Executive Officer or Chief Financial Officer and (ii) with respect to ProAssurance means the actual knowledge of Chief Executive Officer or Chief Financial Officer.

“Lien” means, with respect to any property or asset (real or personal, tangible or intangible), any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect on Eastern” or “Material Adverse Effect on ProAssurance” means, with respect to Eastern or ProAssurance, as the case may be, a material adverse effect on the business, assets, properties, operations, or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole; provided that any adverse change or effect arising out of or resulting from or attributable to the following shall be excluded in any determination of Material Adverse Effect: (i) any circumstance, change or effect (including international events such as acts of terrorism or war) affecting generally companies operating in the workers’ compensation or professional liability insurance business; (ii) any circumstance, change or effect affecting generally the United States or world economy or capital markets generally, including changes in interest or exchange rates; (iii) changes or prospective changes in laws, rules or regulations or accounting or actuarial principles or practices; (iv) the execution or announcement of or the consummation of the transactions contemplated by this Agreement or the Merger (including the adverse effect of any loss or threatened loss of, or disruption or threatened disruption in, any customer, reinsurer, policyholder, supplier, and/or vendor relationships or loss of personnel resulting from such execution, announcement or consummation), (v) actions taken or omitted by such party at the direction of, or with the prior written consent of, the other party, (vi) the effect of any action taken by the other party or its Affiliates with respect to the transactions contemplated by this Agreement, (vii) any failure to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement and prior to Closing; or (viii) a decline in the price of Eastern Common Stock on the Nasdaq Global Market (but not any change, event or circumstance that may underlie such decline to the extent such change, event or circumstance would otherwise constitute a Material Adverse Effect). Without limiting the foregoing, a Material Adverse Effect on Eastern shall be conclusively presumed if Eastern’s shareholders’ equity as of any month end prior to closing is 90% or less than the shareholders’ equity of Eastern as of June 30, 2013 as reflected in Eastern’s quarterly report on Form 10-Q for the period then ended. The determination of shareholder’ equity as of any month end shall be in accordance with GAAP except that it shall exclude the effect of any change in other comprehensive income.

“Person” means an individual, corporation, partnership (general or limited), limited liability company, association, trust or other entity or organization, including any Governmental Authority.

“Subsidiary” when used with respect to any Person, means any corporation, partnership, limited liability company, association, trust or other entity or organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes or in which a party has direct or indirect beneficial ownership (as defined in Rule 13d-3 of the SEC) of a majority of the voting stock or other equity interest of such entity.

Set forth below is an index to the definitions set forth in this Agreement.

Term	Section
2012 Eastern Balance Sheet	3.7(d)
Acquisition Proposal	6.8(c)
Agreement	Recitals
Articles of Merger	1.2
Business	Recitals
Change of Control	9.16(a)
Claim	6.5(b)
Closing	9.1
Closing Date	9.1
Closing Date Eastern Disclosure Schedule	6.6(b)
Closing Date ProAssurance Disclosure Schedule	6.6(b)
COBRA	3.14(k)
Code	3.13(d)
Confidentiality Agreement	6.2
Continuing Employees	6.4(a)
Eastern	Recitals
Eastern Acquisition Event	8.5
Eastern Actuarial Analyses	3.23(g)
Eastern Actuaries	3.23(g)
Eastern Agency or Eastern Agencies	3.2(c)
Eastern Assumed Reinsurance Treaties	3.23(d)
Eastern Ceded Reinsurance Treaties	3.23(c)
Eastern Common Stock	1.4
Eastern Contract	3.17(c)
Eastern Disclosure Schedule	3
Eastern Employees	6.4(a)
Eastern Employee Plan	3.14(a)
Eastern Executives	6.4(d)
Eastern Executive Agreements	6.4(d)
Eastern Filed SEC Reports	3.7(a)
Eastern GAAP Financial Statements	3.7(d)
Eastern Holding Company Act Reports	3.6(c)
Eastern Insurance Policies	3.12(a)

Eastern Insurance Subsidiary or
Eastern Insurance Subsidiaries	3.2(b)
Eastern Participation Interests	3.23(d)
Eastern Personal Property Leases	3.21(b)
Eastern Preferred Stock	3.4
Eastern Real Property	3.20(a)
Eastern Real Property Leases	3.20(a)
Eastern Recommendation Event	8.1(d)
Eastern Regulatory Agreement	3.16(a)
Eastern Reinsurance Treaties	3.23(d)
Eastern Reserves	3.23(f)
Eastern Restricted Stock	1.6(a)
Eastern SAP Statements	3.6(a)
Eastern SEC Reports	3.7(a)
Eastern Stock Awards	1.6(a)
Eastern Stock Plans	1.6(a)
Eastern Stock Options	1.6(a)
Eastern Subsidiary or Eastern Subsidiaries	3.2(a)
EDGAR	3.7(a)
Effective Time	1.2
Employee Plan	9.16(a)
Environmental Laws	9.16(a)
Environmental Permits	9.16(a)
ERISA	3.14(a)
ESOP	6.4(a)
Exchange Act	3.7(a)
Exchange Agent	2.1
Exchange Fund	2.2(a)
GAAP	3.3(b)
Governmental Authority	9.16(a)
Hazardous Materials	3.16(a)
HIPAA	3.14(k)
HSR Act	3.5(c)
HSR Act Report	3.5(c)
Indemnified Parties	6.5(b)
Indemnified Liabilities	6.5(b)
Insurance Laws	9.16(a)
Insurance Premium Amount	6.5(a)
Insurance Regulators	9.16(a)
Intellectual Property	3.19(a)
IRS	3.13(a)
Lien	9.16(a)
Litigation	3.11(a)
Material Adverse Effect on Eastern	9.16(a)
Material Adverse Effect on ProAssurance	9.16(a)
Merger	1.1

Merger Consideration	2.2(a)
Merger Consideration Recipient	2.2(a)
NEWCO	Recitals
NEWCO Common Stock	1.4
Old Certificates	2.2(b)
Option Consideration	1.6(c)
PBCL	1.1
Pennsylvania Department of State	1.2
Person	9.16(a)
Potential Acquirer	6.8(a)
Pre-Merger Notification Agencies	3.5(c)
ProAssurance	Recitals
ProAssurance Acquisition Event	8.5(b)
ProAssurance Disclosure Schedule	4
ProAssurance Filed SEC Reports	4.3(a)
ProAssurance SEC Reports	4.3(a)
Proxy Statement	3.5(c)
Requisite Regulatory Approvals	7.1(b)
Retention and Severance Compensation Agreement	6.4(d)
Rights Agreement	3.4(c)
SAP	3.6(b)
SEC	3.5(c)
Securities Act	3.7(b)
SOX	3.7(a)
SRO	3.11(a)
Stock Consideration	1.5(a)
Subsidiary	9.16(a)
Takeover Statute	3.22
Tax or Taxes	3.13(a)
Tax Return or Tax Returns	3.13(a)
WARN Act	3.15(e)

IN WITNESS WHEREOF, ProAssurance, NEWCO, and Eastern have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PROASSURANCE CORPORATION,
a Delaware corporation

By:	/s/ W. Stancil Starnes
W. Stancil Starnes
Chairman and Chief Executive Officer

PA MERGER COMPANY,
a Pennsylvania corporation

By:	/s/ W. Stancil Starnes
W. Stancil Starnes
President

EASTERN INSURANCE HOLDINGS, INC.,
a Pennsylvania corporation

By:	/s/ Michael L. Boguski
Michael L. Boguski
President and Chief Executive Officer

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